UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10

GENERAL FORM FOR REGISTRATION OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF

THE SECURITIES EXCHANGE ACT OF 1934

Nitches, Inc.

(Exact Name of Registrant As Specified In Its Charter)

Nevada	46-5371570
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1333 N Buffalo Dr., Suite 210 Las Vegas, NV 89128	91505
(Address of Principal Executive Offices)	(ZIP Code)

Registrant’s telephone number, including area code: (800) 317-2200

Please send copies of all correspondence to:

Milan Saha, Esq.

80 Barton Road

Plattsburgh, NY 12901

Securities to be registered under Section 12(b) of the Act:

None

Securities to be registered under Section 12(g) of the Act:

Common Stock, $0.001 par value

(Title of Class)

Indicate by check mark whether the Company is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See definition of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

i

In this Form 10, the term “Nitches”, “we”, “us”, “our”, or “the company” refers to Nitches, Inc. and our subsidiaries on a consolidated basis.

THIS FILING MAY CONTAIN FORWARD-LOOKING STATEMENTS AND INFORMATION RELATING TO, AMONG OTHER THINGS, THE COMPANY, ITS BUSINESS PLAN AND STRATEGY, AND ITS INDUSTRY. THESE FORWARD-LOOKING STATEMENTS ARE BASED ON THE BELIEFS OF, ASSUMPTIONS MADE BY, AND INFORMATION CURRENTLY AVAILABLE TO THE COMPANY’S MANAGEMENT. WHEN USED IN THE OFFERING MATERIALS, THE WORDS “ESTIMATE,” “PROJECT,” “BELIEVE,” “ANTICIPATE,” “INTEND,” “EXPECT” AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS, WHICH CONSTITUTE FORWARD LOOKING STATEMENTS. THESE STATEMENTS REFLECT MANAGEMENT’S CURRENT VIEWS WITH RESPECT TO FUTURE EVENTS AND ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE THE COMPANY’S ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTAINED IN THE FORWARD-LOOKING STATEMENTS. INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE ON WHICH THEY ARE MADE. THE COMPANY DOES NOT UNDERTAKE ANY OBLIGATION TO REVISE OR UPDATE THESE FORWARD-LOOKING STATEMENTS TO REFLECT EVENTS OR CIRCUMSTANCES AFTER SUCH DATE OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS.

ii

Implications of Being an Emerging Growth Company

We are currently not subject to the ongoing reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) because we did not register our securities under the Exchange Act.  Rather, we are subject to the more limited reporting requirements under the Regulation A reporting regime until this Registration Statement is declared effective.

When we become subject to the ongoing reporting requirements of the Exchange Act, as an issuer with less than $1.07 billion in total annual gross revenues during our last fiscal year, we will qualify as an “emerging growth company” under the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) and this status will be significant. An emerging growth company may take advantage of certain reduced reporting requirements and is relieved of certain other significant requirements that are otherwise generally applicable to public companies. In particular, as an emerging growth company we:

•will not be required to obtain an auditor attestation on our internal controls over financial reporting pursuant to the Sarbanes-Oxley Act of 2002;

•will not be required to provide a detailed narrative disclosure discussing our compensation principles, objectives and elements and analyzing how those elements fit with our principles and objectives (commonly referred to as “compensation discussion and analysis”);

•will not be required to obtain a non-binding advisory vote from our stockholders on executive compensation or golden parachute arrangements (commonly referred to as the “say-on-pay,” “say-on-frequency” and “say-on-golden-parachute” votes);

•will be exempt from certain executive compensation disclosure provisions requiring a pay-for-performance graph and CEO pay ratio disclosure;

•may present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations, or MD&A; and

•will be eligible to claim longer phase-in periods for the adoption of new or revised financial accounting standards.

We intend to take advantage of all of these reduced reporting requirements and exemptions, including the longer phase-in periods for the adoption of new or revised financial accounting standards under Section 107 of the JOBS Act. Our election to use the phase-in periods may make it difficult to compare our financial statements to those of non-emerging growth companies and other emerging growth companies that have opted out of the phase-in periods under Section 107 of the JOBS Act.

Under the JOBS Act, we may take advantage of the above-described reduced reporting requirements and exemptions for up to five years after our initial sale of common equity pursuant to a registration statement declared effective under the Securities Act of 1933, as amended, or such earlier time that we no longer meet the definition of an emerging growth company. In this regard, the JOBS Act provides that we would cease to be an “emerging growth company” if we have more than $1.07 billion in annual revenues, have more than $700 million in market value of our common stock held by non-affiliates, or issue more than $1 billion in principal amount of non-convertible debt over a three-year period.

Certain of these reduced reporting requirements and exemptions are also available to us due to the fact that we also qualify, once this Registration Statement is declared effective, as a “smaller reporting company” under the SEC’s rules. For instance, smaller reporting companies are not required to obtain an auditor attestation on their assessment of internal control over financial reporting; are not required to provide a compensation discussion and analysis; are not required to provide a pay-for-performance graph or CEO pay ratio disclosure; and may present only two years of audited financial statements and related MD&A disclosure.

iii

Item 1. Business.

Corporate History and Information

The Company was founded originally as a California corporation as a wholesale importer and distributor of clothing, home décor and tabletop products manufactured to our specifications and distributed in the United States under our brand labels and retailer-owned private labels. The Company moved jurisdiction to Nevada in 2008.

On November 5, 2020, International Ventures Society, LLC, a Nevada limited liability company, was appointed custodian of the Company pursuant to an Order of District Court of Clark County, Nevada. On November 6, the Company adopted amended Articles of Incorporation, which created the 2020 Series A Preferred Stock, with one share authorized. This one share effectively controls the Company by representing no less than 60% of all combined votes of Common and Preferred Stock at any time, and was issued to International Ventures Society LLC on the same day.

On December 16, 2020, International Ventures Society, LLC sold the one outstanding share of 2020 Series A Preferred Stock to Accelerate Global Market Solutions, a change of control transactions that resulted in John Morgan becoming CEO.

Business Overview

Although the Company does not continue any of its previous operations, the Company again is in the business of wholesale manufactured goods; our business plan is to partner with global manufacturers of high margin household, lifestyle, and travel & leisure goods, white label their products under our “Nitches” and market them using a stable of social media influencers. The business plan will be implemented in phases.

Phase I has been the onboarding of social media influencers into the Nitches sales and marketing team and the launch of the Nitches “athleisure” clothing line to be marketed by our Nitches social media influencers in the social lifestyle content they create. Those influencers that meet certain analytics and sales thresholds will qualify for the Nitches Equity Incentive Plan for Social Media Influencers (“Equity Incentive Plan”).  Phase I use of proceeds will be for the marketing campaign for the Nitches athleisure clothing line (see Use of Proceeds beginning on page 25).

Phase II will be to match up our sales team of social influencers with “Nitches” white-labeled household, lifestyle and travel leisure goods of our manufacturing partners, with whom we partner in revenue sharing arrangements and to whom we may also provide financing and consulting services. For our Nitches social influencers, equity grants they receive from the Equity Incentive Plan will vest with the achievement, again, of certain social analytics and sales thresholds.  Phase II use of proceeds will be for marketing campaigns for the Nitches white-labeled lifetstyle goods and for financing of certain manufacturers of these goods for those that meet historic sale thresholds.

Phase III will be to consult for, partner with, or acquire our manufacturing partners whose goods do the best in Phase II to rework their supply chains to qualify for certain Sustainable Manufacturing Certifications.

PHASE I of Business Plan: On boarding of Social Media Influencers.

We will use our publicly traded common stock for an Equity Incentive Plan for Social Media Influencers with the equity vesting based upon their achievement of certain social media analytics milestones based upon impressions and conversions when posting content showcasing our Nitches products.

A typical social media influencer looking to monetize a follower base they have cultivated will seek out product placement opportunities first for free merchandise and when their follower base is strong enough; have a track record of converting following followers to impressions, engagement, and sales; or are just ready to demand their marketing value will seek to paid in cash.  We identify high value social media influencers looking for product placement opportunities in their content to promote the Nitches branded white labeled products of our manufacturing partners. While they are provided with free products to use in the production of the promotional content, including an “un-boxing” video post, the value we, as an Issuer, offer to eager social media influencers is the opportunity to earn real value for their marketing content immediately by accepting Nitches’s equity incentive grants for marketing and promoting our Nitches lifestyle products.  Our useful lifestyle Nitches branded

Brand Launch Identification.

In order to launch, manufacture, market, and distribute lifestyle products under a brand, the brand must first be established. The Nitches lifestyle brand will be launched with a collection of “Athleisure” clothing for men and women - because nothing says cool sophisticated comfortable lifestyle like “Athleisure” clothing.  It is the post-pandemic new normal for cool, and Nitches is ready to ride that wave of style with our branded clothing.  We believe our Nitches clothing and lifestyle products will mesh seamlessly with the social media content of high value influencers, which is all about showcasing lifestyle.

The Nitches brand is merely an entryway to strategic partnerships with global manufacturers of product ready to scale production to take advantage of the effects of our marketing campaigns. We will act as consultants - and financiers - to these manufacturers to scale their production in a sustainable supply and distribution chain.  Management plans for the payments for such consultancies, will be in the form of revenue or profit sharing arrangements with these manufacturers in order to give multiple streams of revenue, which management believes could be bundled and securitize once matured for later stage financing, which the Company could use to finance or acquire and scale those of these manufacturers that have shown growth.

We can even use a portion of this bundled stream of income for cash giveaway sweepstakes run by our influencers with their follower base as product and cash giveaways is a proven effective means to increase social media engagement, which will attached more influencers to Nitches because they would then be able to use our giveaways to increase their followers while promoting our Nitches branded products.

On October 21, 2021, Nitches signed its first Celebrity Influencer “Mr. John Lewis aka The Badass Vegan” ( https://badassvegan.com ) for its first branded clothing line.  As part of the contract, Nitches will be launching 10 clothing items for Mr. John Lewis aka The Badass Vegan, our brand ambassador, with a lead time of 30 days for the first 10 clothing items and styles to be produced and custom manufactured through Nitches.  The company expects to have the first order for “The Badass Vegan” fulfilled and for sale in time for the holiday season.

On March 8, 20211, Nitches signed an agreement with visual artist Anthony Piper will design and write the creative concepts around the collaborative “Peace on Marz” campaign. “Peace on Marz” is the result of a collaboration with Viral Vegan Influencer and Filmmaker John Lewis to create a luxury athleisure clothing collection and comprehensive NFT strategy aimed at protecting our planet.  An important part of the project is developing an animated story for “Peace on Marz,” which will have a similar creative artistic flair as to Trill League, his celebrated web comic and graphic novel. Trill League is a hip-hop infused vision of a black superhero universe that captured the attention of rapper 50 Cent and entertainment company Lionsgate. For the “Peace on Marz” campaign, Piper will develop and creative direct a new Intellectual Property (IP) consisting of multi-faceted Marz Variant characters, eye-catching drawings and compelling storylines.

So far both brands have orders taken and fulfilled but sales have just begun with each brand so far only selling a dozen or so items.

On March 22, 2022, Nitches signed an agreement to design a limited-edition capsule collection with illustrious Football Coach Steve Calhoun and his Armed and Dangerous Football Camp. The pro-style training camps “prepare quarterbacks, wide receivers, tight ends, running backs, defensive backs, safeties and linebackers for the next level and beyond.”  In addition to designing a capsule collection of branded clothing and apparel items, Nitches’ renowned artists will work with Armed and Dangerous to create collectible NFTs (non-fungible tokens) that can be used by buyers as Digital Art.

PHASE II of Business Plan: Product Launch Life-Cycle

“Are you ready to take your products to the global stage?”

Nitches Corporation and its brands are focused on sports, athleisure, and sustainable business.  Our objective is to identify business partners that are innovating outside of the box of what is currently trendy in the market.  Nitches aims to find the diamonds in the rough before the world knows about them.  Our objective is to find brands that are on their way to the top of their verticals because of new tech, new concepts, and or state-of-the-art patents, and then take them there.

Management believes Nitches Corporation will give our clients and partners access to many of the key alternative production countries NOW. China manufacturing is not the only place that you can get quality mass production at high levels. Working with multiple partner facilities across Asia gives us the best ability to get the right quality production capacity coupled with the lowest price to ensure your high volume output.

Our stable of social media influencers will market and promote these products by featuring them in their lifestyle content.  By achieving certain analytics and sales thresholds, they will be able to vest the equity they received from the Equity Incentive Program.

In March of 2022, Nitches completed its industry-changing Owner Verification System (OVS™) mobile app called “NITCHES OVS” is 100 percent completed. Nitches has successfully submitted the NITCHES OVS app to Apple iTunes (iPhone) and Google Play (Android) stores. It is now available for buyers who purchase products from stores registered with Nitches. NITCHES OVS is an application (app) that can be used to prove ownership of Nitches’ luxury products, apparel and streetwear clothing items.

Nitches developed the NITCHES OVS to show the authenticity of its limited-edition capsule collections and NFTs (non-fungible tokens) that are created with well-known celebrities and influencers. To reduce costs on Ethereum gas fees, Nitches minted its NFTs on the polygon blockchain network. Polygon is faster and less expensive for transactions than Ethereum.

Nitches plans to provide its NITCHES OVS to other businesses that want to protect their products, apparel and clothing from counterfeiting. According to Ghost Data, about 20 percent of fashion products advertised on social media are fake.

The Company believes registering the product and its unique QR code as an NFT will help protect each brand and their name, image and likeness as well as make the purchase of its goods a unique irreplaceable experience for customers by owning a unique wearable NFT clothing item.  The Company believes this will increase engagement with the Company’s social media presence creating an on-line community of its customers thereby improving brand identity for the Company - while also preventing counterfeiting and allowing true verification (consumers and customers can verify they are real and authentic) of authentication (authenticity) of its products with various entertainers, celebrities and social media influencers. However the Company does not believe the NFT will have any value separate from the value of the physical item and purchasers of the physical goods should not expect any capital appreciation of the NFT.

On April 5, 2022, Nitches announced the grand opening of its online stores that are selling limited-edition hoodies and caps. The luxury athleisure items are part of Superstar Vocal Coach Nick Cooper’s “FutureMega” collection and The “BadAss Vegan” Influencer and Filmmaker John Lewis’ “Peace on Marz” line. Consumers can purchase these items today by visiting the “FutureMega” and “Peace on Marz” stores on nitchescorp.com.

PHASE III of Business Plan: Financing and/or Acquisition of our Manufacturing Partners.

Management believes this phase of our business plan will lead to residual streams of income from the financing we provide to our manufacturing partners.  As these streams of income mature and become more credit-worthy, our plan is to bundle those streams of income - whose credit is bolstered by the marketing of our Nitches lifestyle influencers - to offer a corporate bond, the proceeds of which will be used to finance the expansion and creation of a totally sustainable supply chain and distribution chain for our global manufacturers. Because the use of funds would be used to scale sustainable “carbon-neutral” manufacturing, management believes such financing would qualify as for “ESG” (Environmental, Social, or Governance) financing. “ESG investing is investing in companies that score highly on environmental and societal responsibility scales as determined by third-party, independent companies and research groups. “ESG investing is investing in companies that score highly on environmental and societal responsibility scales as determined by third-party, independent companies and research groups.”   Management believes Nitches will score well on such scales by living our company ethos and vision -- as well as through the use of consultants expert in qualifying for ESG investing.

Company Ethos, Vision is reflected in the Nitches Brand.

Our business model is anchored in a long-term vision that builds on the heritage of our brands and stimulates creativity and excellence for the next generation of sustainable living.  The success of the marketing of our products will be based on our company living this vision with its operations.

The Nitches Corporation, as a company committed to excellence, we believe that our integrity and ethics are the most important thing. That’s why we conduct ourselves with exemplary integrity and ethics in the conduct of our business and in our relations with all stakeholders.

Rules of conduct, principles and guidelines governing ethics and environmental and social responsibility have been defined to establish the behavior required of the Group’s executives and employees, as well as our suppliers and partners. The Nitches Corporation Code of Conduct constitutes the cornerstone of our ethics and compliance policy.

FIVE OPERATING KEYS TO NITCHES:

1.Discovering Niche Overlooked Concepts & Businesses

2.Collaborative Creative Verticals

3.Advocating Sustainable Materials

4.Global Manufacturing Partnerships

5.Providing Experienced Fundamentals

These areas will be where the Company will be focusing its efforts moving forward, and its use of proceeds for the Offering will be focused on enhancing opportunities in these areas. Notwithstanding, the three different areas of focus the Company will consolidate its financials into one statement and not report as different segments.

Through relationships management has with consultants in the consumer goods manufacturing industry, we have identified certain products and manufacturers we are ready to launch our first white labeled products.  With the use of proceeds we will be able to engage influencers and pay for impressions to drive the marketing for our white labeled Nitches clothing and consumer products.  The size of the marketing campaigns will be directly proportional to the amount raised.

Intellectual Property

We do not own any trademarks or patents; however, we have our own proprietary source code that we use in operating our app for our “Apparel Ownership Verification System,” which is called “Nitches OVS”.

Available Information and Reports to Security Holders

Having qualified an offering under Regulation A+ of the Securities Act of 1933, we must make semi-annual filings on Form 1-SA, which are due by September 28 each year, which will include unaudited financial statements for the six months to June 30. We also required to file a Form 1-U to announce important events such as the loss of a senior officer or a change in auditor.

When this Registration Statement becomes effective, we will begin to file reports, proxy statements, information statements, and other information with the SEC. Our SEC filings will also be available to the public from commercial document retrieval services and at the website maintained by the SEC at http://www.sec.gov.

Our website address is http://www.nitchescorp.com. Information contained on the website does not constitute part of this Registration Statement. We have included our website address in this Registration Statement solely as an inactive textual reference. When this Registration Statement is effective, we will make available, through a link to the SEC’s website, electronic copies of the materials we file with the SEC, including annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, the Section 16 reports filed by our executive officers, directors and 10% stockholders and amendments to those reports.

Item 1A. Risk Factors.

Risk Factors Related to the Company and its Business

We have a limited operating history in our current business plan as a Lifestyle brand conglomerate, so there is limited track record on which to judge our business prospects and management.

We have limited operating history in the sale of retail goods upon which to base an evaluation of our business and prospects. You must consider the risks and difficulties we face as a small operating company with limited operating history.

If we do not successfully address these risks, our business, prospects, operating results and financial condition will be materially and adversely harmed. Operating results for future periods are subject to numerous uncertainties and we cannot assure you that the Company will achieve or sustain profitability. The Company’s prospects must be considered in light of the risks encountered by small operating companies with limited operating history, particularly companies in new and rapidly evolving markets. Operating results will depend upon many factors, including our success in attracting and retaining motivated and qualified personnel, our ability to establish short term credit lines or obtain financing from other sources, such as the contemplated Regulation A offering, our ability to develop and market new products, control costs, and general economic conditions. We cannot assure you that the Company will successfully address any of these risks.

The Company’s success is reliant on one executive who is predominantly responsible for operations and identifying strategic business opportunities.

The Company’s success depends substantially upon one key employee. If he becomes unable or unwilling to perform his functions for the Company, its chances for success will be greatly diminished and the Company may not be able to survive.  The Company does not maintain key-person insurance for this executive, and does not have a contingent plan for his death or incapacity at this time.  From time to time, there may be changes in the Company’s executive management team resulting from the hiring or departure of executives. Such changes in the Company’s executive management team may be disruptive to its business. There can be no assurances the Company will be able to find or hire competent executives so it will not be as dependent on one employee.  The Company does not maintain a chief financial officer or in house bookkeeper and so is totally reliant on third parties for the maintenance of its books, preparation of financial statements, and financial analysis of strategic partners and acquisitions.

The Current Coronavirus Pandemic May Adversely Affect the Global Economy and the Company’s Operations

As has been widely reported, the emergence of a novel coronavirus (SARS-CoV-2) and a related respiratory disease (COVID-19) in China resulted in the spread to additional countries throughout the world, including the United States, leading to a global pandemic.

The COVID-19 pandemic has led to severe disruptions and volatility in the global supply chain, market and economies, and those disruptions have since intensified and will likely continue for some time. Concern about the potential effects of COVID-19 and the effectiveness of measures being put in place by global governmental bodies at various levels as well as by private enterprises (such as workplaces, trade groups, amateur and professional sports leagues and conferences, places of worship, schools and retail establishments, among others) to contain or mitigate the spread of COVID-19 have adversely affected economic conditions and markets globally, and have led to significant, sustained and unprecedented volatility in the financial markets. Measures implemented in the United States to limit the spread of COVID-19, such as quarantines, event cancellations and social distancing, will significantly limit economic activity. There can be no assurance that such measures or other additional measures implemented from time to time will be successful in limiting the spread of the virus and what effect those measures will have on the economy generally or on the Company.

There can be no assurance that any measures undertaken by the federal government, or by state or local governments, will be effective to mitigate the negative near-term and potentially longer-term impact of the COVID-19 pandemic on employment, construction and the global economy more generally.

Many businesses have moved to a remote working environment, temporarily suspended operations, laid-off or furloughed a significant percentage of their workforce or shut down completely. Other businesses have transitioned or may in the future transition all or a substantial portion of their operations to remote working environments (as a result of state or local requirements or otherwise in response to the COVID-19 pandemic). Although the Company had already implemented a remote work environment, there is no assurance that the continued remote working environment will not have a material adverse impact on the Company or its customers, which may adversely impact the Company and its operations.

The COVID-19 pandemic did not require the closure of Company operations. The Company suspended in-person client and business development meetings in late March 2020. During the timeframe in which in- person meetings were suspended, Company management reallocated resources to on-line client and business development.

Management’s outlook for the near-term business operations will mirror the overall continued reopening of business operations within the state of North Carolina. For the Company to return to pre-COVID-19 levels of operation, it will be necessary businesses across the states of North Carolina to be allowed to return to full operations and capacities.

Natural disasters and other events beyond our control could materially adversely affect us.

Natural disasters or other catastrophic events may cause damage or disruption to our operations, international commerce and the global economy, and thus could have a strong negative effect on us. Our business operations are subject to interruption by natural disasters, fire, power shortages, pandemics and other events beyond our control. Although we maintain crisis management and disaster response plans, such events could make it difficult or impossible for us to deliver our services to our customers and could decrease demand for our services. In the spring of 2020, large segments of the U.S. and global economies were impacted by COVID-19, a significant portion of the U.S. population are subject to “stay at home” or similar requirements. The extent of the impact of COVID-19 on our operational and financial performance will depend on certain developments, including the duration and spread of the outbreak, impact on our customers (both issuers using our services and investors investing on our platform) and our sales cycles, impact on our customer, employee or industry events, and effect on our vendors, all of which are uncertain and cannot be predicted. At this point, the extent to which COVID-19 may impact our financial condition or results of operations is uncertain. To date, the COVID-19 outbreak, has significantly impacted global markets, U.S. employment numbers, as well as the business prospects of many small business (our potential clients). To the extent COVID- 19 continues to wreak havoc on the markets and limits investment capital or personally impacts any of our key employees, it may have significant impact on our results and operations.

We will need but may be unable to obtain additional funding on satisfactory terms, which could dilute our shareholders or impose burdensome financial restrictions on our business.

We have relied upon cash from financing activities and in the future, we hope to rely more predominantly on revenues generated from operations to fund all of the cash requirements of our activities. However, there can be no assurance that we will be able to generate significant cash from our operating activities in the future to funds our continuing operations. Future financings may not be available on a timely basis, in sufficient amounts or on terms acceptable to us, if at all. Any debt financing or other financing of securities senior to the Common Stock will likely include financial and other covenants that will restrict our flexibility. Any failure to comply with these covenants would have a material adverse effect on our business, prospects, financial condition and results of operations because we could lose our existing sources of funding and impair our ability to secure new sources of funding. However, there can be no assurance that the Company will be able to generate any investor interest in its securities.

We have a history of losses and we expect significant increases in our costs and expenses to result in continuing losses for at least the foreseeable future.

For the fiscal year ended December 31, 2019, we generated a loss of approximately ($114,895), bringing the accumulated deficit to approximately ($10,331,620) at December 31, 2019. Increases in costs and expenses may result in a continuation of losses for the foreseeable future. There can be no assurance that we will be commercially successful.

We have outstanding debt and lease commitments, which is secured by our assets and it may make it more difficult for us to make payments on the notes and our other debt and lease obligations.

As of December 31, 2020, we had liabilities totaling approximately $362,710. Our debt commitments could have important consequences to you. For example, they could:

•make it more difficult for us to obtain additional financing in the future for our acquisitions and operations, working capital requirements, capital expenditures, debt service or other general corporate requirements;

•require us to dedicate a substantial portion of our cash flows from operations to the repayment of our debt and the interest associated with our debt rather than to other areas of our business;

•limit our operating flexibility due to financial and other restrictive covenants, including restrictions on incurring additional debt, creating liens on our properties, making acquisitions or paying dividends;

•make it more difficult for us to satisfy our obligations with respect to the notes;

•place us at a competitive disadvantage compared to our competitors that have less debt; and

•make us more vulnerable in the event of adverse economic and industry conditions or a downturn in our business.

Our ability to meet our debt service and lease obligations depends on our future financial and operating performance, which will be impacted by general economic conditions and by financial, business and other competitive factors, many of which are beyond our control. These factors could include operating difficulties, increased operating costs, competition, regulatory developments and delays in our business strategies. Our ability to meet our debt service and lease obligations may depend in significant part on the extent to which we can successfully execute our business strategy and successfully operate our business segments. We may not be able to execute our business strategy and our business operations may be materially impacted.

If our business does not generate sufficient cash flow from operations or future sufficient borrowings are not available to us under our credit agreements or from other sources we might not be able to service our debt and lease commitments, including the notes, or to fund our other liquidity needs. If we are unable to service our debt and lease commitments, due to inadequate liquidity or otherwise, we may have to delay or cancel acquisitions, sell equity securities, sell assets or restructure or refinance our debt. We might not be able to sell our equity securities, sell our assets or restructure or refinance our debt on a timely basis or on satisfactory terms or at all. In addition, the terms of our agreements with original equipment manufacturers or debt agreements may prohibit us from pursuing any of these alternatives.

Regulatory issues. We are subject to a wide variety of regulatory activities, including:

Governmental regulations, claims and legal proceedings. Governmental regulations affect almost every aspect of our business, including the fair treatment of our employees, wage and hour issues, and our financing activities with customers. We could also be susceptible to claims or related actions if we fail to operate our business in accordance with applicable laws.

Accounting rules and regulations. The Financial Accounting Standards Board is currently evaluating several significant changes to generally accepted accounting standards in the U.S., including the rules governing the accounting for leases. Any such changes could significantly affect our reported financial position, earnings and cash flows. In addition, the Securities and Exchange Commission is currently considering adopting rules that would require us to prepare our financial statements in accordance with International Financial Reporting Standards, which could also result in significant changes to our reported financial position, earnings and cash flows.

We may not be able to obtain adequate financing to continue marketing our brands or close acquisitions of new brands for our Lifestyle Brand Portfolio.

We will need to raise additional funds through the issuance of equity, equity-related, or debt securities or through obtaining credit from government or financial institutions. This capital will be necessary to acquire the the brands we are targeting and to diversify our Lifestyle for our target demographics for sales and marketing business. We cannot be certain that additional funds will be available to us on favorable terms when required, or at all. If we cannot raise additional funds when we need them, our financial condition, results of operations, business and prospects would be materially and adversely affected.

We may pursue strategic transactions which could be difficult to implement, disrupt our business or change our business profile significantly.

Any future strategic acquisition or disposition of assets or a business could involve numerous risks, including: (i) potential disruption of our ongoing business and distraction of management; (ii) difficulty integrating the acquired business or segregating assets and operations to be disposed of; (iii) exposure to unknown, contingent or other liabilities, including litigation arising in connection with the acquisition or disposition or against any business we may acquire; (iv) changing our business profile in ways that could have unintended negative consequences; and (v) the failure to achieve anticipated synergies.

If we enter into significant strategic transactions, the related accounting charges may affect our financial condition and results of operations, particularly in the case of an acquisition. The financing of any significant acquisition may result in changes in our capital structure, including the incurrence of additional indebtedness. A material disposition could require the amendment or refinancing of our outstanding indebtedness or a portion thereof.

We rely on our management team, which has little experience working together.

We depend on a small number of executive officers and other members of management to work effectively as a team, to execute our business strategy and operating business segments, and to manage employees and consultants. Our success will be dependent on the personal efforts of John Morgan and Richard Papaleo, our president and CEO respectively, and such other key personnel. Any of our officers or employees can terminate his or her employment relationship at any time, and the loss of the services of such individuals could have a material adverse effect on our business and prospects. Our management team has worked together for only a very short period of time and may not work well together as a management team.

We may need to raising additional capital by issuing additional securities which could hurt the market for our securities or be on terms more favorable than those of our current shareholders.

We will need to, or desire to, raise substantial additional capital in the future. Our future capital requirements will depend on many factors, including, among others:

•Our degree of success in generating revenue from our Lifestyle Brand Portfolio;

•The costs of establishing or acquiring sales, marketing, and distribution capabilities for our Lifestyle brands;

•The extent to which we acquire or invest in businesses, products, or technologies, and other strategic relationships; and

•The costs of financing unanticipated working capital requirements and responding to competitive pressures.

If we raise additional funds by issuing equity or convertible debt securities, we will reduce the percentage of ownership of the then-existing shareholders, and the holders of those newly-issued equity or convertible debt securities may have rights, preferences, or privileges senior to those possessed by our then-existing shareholders. Additionally, future sales of a substantial number of shares of our Common Stock, or other equity-related securities in the public market could depress the market price of our Common Stock and impair our ability to raise capital through the sale of additional equity or equity-linked securities. We cannot predict the effect that future sales of our Common Stock, or other equity-related securities would have on the market price of our Common Stock at any given time.

Limitations of Director Liability and Indemnification of Directors and Officers and Employees.

Our Certificate of Incorporation limits the liability of directors to the maximum extent permitted by Nevada law. Nevada law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability for any:

•breach of their duty of loyalty to us or our stockholders;

•act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Nevada General Corporation Law; or

•transactions for which the directors derived an improper personal benefit.

These limitations of liability do not apply to liabilities arising under the federal or state securities laws and do not affect the availability of equitable remedies such as injunctive relief or rescission. Our bylaws provide that we will indemnify our directors, officers and employees to the fullest extent permitted by law. Our bylaws also provide that we are obligated to advance expenses incurred by a director or officer in advance of the final disposition of any action or proceeding. We believe that these bylaw provisions are necessary to attract and retain qualified persons as directors and officers. The limitation of liability in our Certificate of Incorporation and bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might provide a benefit to us and our stockholders. Our results of operations and financial condition may be harmed to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

Risks of borrowing.

If we incur additional indebtedness, a portion of our future revenues will have to be dedicated to the payment of principal and interest on such indebtedness. Typical loan agreements also might contain restrictive covenants, which may impair our operating flexibility. Such loan agreements would also provide for default under certain circumstances, such as failure to meet certain financial covenants. A default under a loan agreement could result in the loan becoming immediately due and payable and, if unpaid, a judgment in favor of such lender which would be senior to our rights. A judgment creditor would have the right to foreclose on any of our assets resulting in a material adverse effect on our business, ability to generate revenue, operating results or financial condition.

Unanticipated obstacles to the operations of our business segments.

Marketing of our Lifestyle brands may be capital intensive and subject to ever diffusing attention span and tastes and trends. The Board of Directors believes that the market projections and strategies are achievable in light of current economic and legal conditions with the skills, background, and knowledge of our principals and advisors.

The Board of Directors reserve the right to make significant modifications to our stated strategies depending on future events.

Risks of operations.

Our operating results may be volatile, difficult to predict and may fluctuate significantly in the future due to a variety of factors, many of which may be outside of our control. Due to the nature of our target markets and our lack of experience in them, we may be unable to accurately forecast our future revenues and operating results. There are no assurances that we can generate significant revenue or achieve profitability. We anticipate having a sizeable amount of fixed expenses, and we expect to incur losses due to the execution of our business strategy, continued development efforts and related expenses. As a result, we will need to generate significant revenues while containing costs and operating expenses if we are to achieve profitability. We cannot be certain that we will ever achieve sufficient revenue levels to achieve profitability.

Minimal employees or infrastructure.

We will have a small number of employees and we don’t have any operational infrastructure or prior operating history. We intent to rely on our management team, our advisors, third-party consultants, outside attorneys, advisors, accountants, auditors, and other administrators. The loss of services of any of such personnel may have a material adverse effect on our business and operations and there can be no assurance that if any or all of such personnel were to become unavailable, that qualified successors can be found, on acceptable terms.

Limitation on remedies; indemnification.

Our Certificate of Incorporation, as amended from time to time, provides that officers, directors, employees and other agents and their affiliates shall only be liable to the Company and its shareholders for losses, judgments, liabilities and expenses that result from the fraud or other breach of fiduciary obligations. Additionally, we intend to enter into corporate indemnification agreements with each of our officers and directors consistent with industry practice. Thus, certain alleged errors or omissions might not be actionable by the Company. Our governing instruments also provide that, under the broadest circumstances allowed under law, we must indemnify its officers, directors, employees and other agents and their affiliates for losses, judgments, liabilities, expenses and amounts paid in settlement of any claims sustained by them in connection with the Company, including liabilities under applicable securities laws.

No dividends or return of profits.

We have not had any profits from any operations to date. We have never declared or paid any cash dividends on our Common Stock. We currently intend to retain future earnings, if any, to finance the expansion of our operations. As a result, we do not anticipate paying any cash dividends in the foreseeable future.

Force Majeure.

Our business is uniquely susceptible to unforeseen delays or failures that are caused by forces of nature and related circumstances. These factors are outside and beyond our control. Delay or failure may be due to any act of God, fire, war, terrorism, flood, strike, labor dispute, disaster, transportation or laboratory difficulties or any similar or dissimilar event beyond our control. We will not be held liable to any shareholder in the event of any such failure.

We may not be able to manage our growth effectively.

Our growth is expected to place, a significant strain on our managerial, operational and financial resources. As our businesses grow in scale and attract more customers, there can be no assurance that our systems, procedures or controls will be adequate to support our operations or that our management will be able to achieve the rapid execution necessary to successfully grow and scale our services, products and offerings. Our operating results will also depend on our ability to expand sales and marketing commensurate with the growth of our diversified businesses. If we are unable to manage growth effectively, our business, results of operations and financial condition will be adversely affected.

Maintaining favorable brand recognition is essential to our success, and failure to do so could materially adversely affect our results of operations, financial condition, liquidity and cash flows.

Our business is heavily dependent upon the favorable brand recognition that our Lifestyle Brand Portfolio brand names have in the markets in which they participate. Factors affecting brand recognition are often outside our control, and our efforts to maintain or enhance favorable brand recognition, such as marketing and advertising campaigns, may not have their desired effects. In addition, it may be difficult to monitor or enforce such requirements, particularly in foreign jurisdictions and various laws may limit our ability to enforce the terms of these agreements or to terminate the agreements. Any decline in perceived favorable recognition of our brands could materially adversely affect our results of operations, financial condition, liquidity and cash flows.

Changes in U.S., global or regional economic conditions.

A decrease in economic activity in the United States or in other regions of the world in which we plan to offer our Lifestyles could adversely affect demand, thus reducing our ability to generate revenue. A decline in economic conditions could reduce our users interest in utilizing our products and services. In addition, an increase in price levels generally, or in price levels in a particular sector such as ingredients needed to appeal to discerning tastes, could result in a overall decrease in disposable income and higher prices for products outside of domestic needs, all of which could also adversely affect our revenues and, at the same time, increase our costs.

Fluctuations in Lifestyle ingredient and supply costs or reduced supplies could harm our business.

We could be adversely affected by limitations on certain inputs, the imposition of mandatory international trade allocations or closing of international borders (such as what has been seen in the COVID19 Pandemic). A severe or protracted disruption of supply chains or significant increases in the prices of materials could have a material adverse effect on supply chains and our financial condition and results of operations, either by directly interfering with our normal activities or by disrupting the our ability to meet the production required by the sales generated by our marketing team.

The concentration of our accounting functions at a limited number of facilities in the United Kingdom creates risks for us.

We have concentrated our accounting functions for the United States in one office location in of our financial analyst in the United Kingdom. A disruption of normal business at any of our principal office location either in Nevada or with our financial analyst in the UK, whether as the result of localized conditions (such as a fire or explosion) or as the result of events or circumstances of broader geographic impact (such as an earthquake, storm, flood, epidemic, strike, act of war, civil unrest or terrorist act), could materially adversely affect our business by disrupting normal reservations, customer service, accounting and systems activities.

The misuse or theft of information we possess could harm our reputation or competitive position, adversely affect the price at which shares of our common stock trade or give rise to material liabilities.

We possess non-public information with respect to individuals, including our customers and our current and former employees, and businesses, as well as non-public information with respect to our own affairs. The misuse or theft of that information by either our employees or third parties could result in material damage to our brand, reputation or competitive position or materially affect the price at which shares of our Common Stock trade. In addition, depending on the type of information involved, the nature of our relationship with the person or entity to which the information relates, the cause and the jurisdiction whose laws are applicable, that misuse or theft of information could result in governmental investigations or material civil or criminal liability. The laws that would be applicable to such a failure are rapidly evolving and becoming more burdensome.

If we acquire any businesses in the future, they could prove difficult to integrate, disrupt our business, or have an adverse effect on our results of operations.

We intend to pursue growth primarily through internal growth, but from time to time we may consider opportunistic acquisitions which may be significant. Any future acquisition would involve numerous risks including, without limitation:

•potential disruption of our ongoing business and distraction of management;

•difficulty integrating the acquired business; and

•exposure to unknown liabilities, including litigation against the companies we may acquire.

If we make acquisitions in the future, acquisition-related accounting charges may affect our balance sheet and results of operations. In addition, the financing of any significant acquisition may result in changes in our capital structure, including the incurrence of additional indebtedness. We may not be successful in addressing these risks or any other problems encountered in connection with any acquisitions.

Manufacturer safety recalls could create risks to our business.

Depending on the current state of international markets, any one recall on any specific brand of our Lifestyles, can incur a loss of business to us.  However at this time we offer a variety of Lifestyles to mitigate such an event.

If we are unable to purchase adequate supplies of competitively priced leads and the cost of marketing increases, our financial condition, results of operations, liquidity and cash flows may be materially adversely affected.

The price and other terms at which we can acquire solar leads vary based on specific markets and other conditions. For example, certain states offer tax incentives, therefore sales leads in said states are usually higher priced.  Consequently, there is no guarantee that we can purchase a sufficient number of sales leads at competitive prices and on competitive terms and conditions. If we are unable to obtain an adequate supply of qualified sales leads, or if we obtain less favorable pricing and other terms when we acquire Marketing dollars  and are unable to pass on any increased costs to our customers, then our financial condition, results of operations, liquidity and cash flows may be materially adversely affected.

If third parties claim that we infringe their intellectual property, it may result in costly litigation.

We cannot assure you that third parties will not claim our current or future products or services infringe their intellectual property rights. Any such claims, with or without merit, could cause costly litigation that could consume significant management time. As the number of small batch Lifestyles increase taking advantage of similar market trends there will be increasingly overlap in brand identifications and tread-dress, companies such as ours consolidating multiple brands may become increasingly subject to infringement claims. Such claims also might require us to enter into royalty or license agreements. If required, we may not be able to obtain such royalty or license agreements or obtain them on terms acceptable to us.

Failure to comply with federal and state privacy laws and regulations, or the expansion of current or the enactment of new privacy laws or regulations, could adversely affect our business.

A variety of federal and state laws and regulations govern the collection, use, retention, sharing and security of consumer data. The existing privacy-related laws and regulations are evolving and subject to potentially differing interpretations. In addition, various federal, state and foreign legislative and regulatory bodies may expand current or enact new laws regarding privacy matters. Further, several states have adopted legislation that requires businesses to implement and maintain reasonable security procedures and practices to protect sensitive personal information and to provide notice to consumers in the event of a security breach. Any failure, or perceived failure, by us to comply with our posted privacy policies or with any data-related consent orders, Federal Trade Commission requirements or orders or other federal, state or international privacy or consumer protection-related laws, regulations or industry self-regulatory principles could result in claims, proceedings or actions against us by governmental entities or others or other liabilities, which could adversely affect our business. In addition, a failure or perceived failure to comply with industry standards or with our own privacy policies and practices could adversely affect our business. Federal and state governmental authorities continue to evaluate the privacy implications inherent in the use of third-party web “cookies” for behavioral advertising. The regulation of these cookies and other current online advertising practices could adversely affect our business.  Our ability to collect marketing data could be adversely effected.

No assurances of protection for proprietary rights; reliance on trade secrets.

In certain cases, we may rely on trade secrets to protect intellectual property, proprietary technology and processes, which we have acquired, developed or may develop in the future. There can be no assurances that secrecy obligations will be honored or that others will not independently develop similar or superior products or technology. The protection of intellectual property and/or proprietary technology through claims of trade secret status has been the subject of increasing claims and litigation by various companies both in order to protect proprietary rights as well as for competitive reasons even where proprietary claims are unsubstantiated. The prosecution of proprietary claims or the defense of such claims is costly and uncertain given the uncertainty and rapid development of the principles of law pertaining to this area. We may also be subject to claims by other parties with regard to the use of intellectual property, technology information and data, which may be deemed proprietary to others.

We currently have a small sales and marketing organization. If we are unable to expand our direct media and marketing services to promote our Lifestyle brands and related products, the commercial appeal and brand awareness for our products and services may be diminished.

We currently have a small sales and marketing organization. The Company may expand the core sales and marketing team to oversee the sales and marketing of our “Nitches!” business. We will incur significant additional expenses and commit significant additional management resources to expand and grow our sales force. We may not be able to build on the expansion of these capabilities despite these additional expenditures. If we elect to rely on third parties to sell our products in the U.S., we may receive less revenue than if we sold our products directly. In addition, although we would intend to diligently monitor their activities, we may have little or no control over the sales efforts of those third parties. In the event we are unable to develop and expand our own sales force or collaborate with a third party to sell our products, we may not be able to operate our products and/or services which would negatively impact our ability to generate revenue. We may not be able to enter into any marketing arrangements on favorable terms or at all. If we are unable to enter into a marketing arrangement for our products, we may not be able to develop an effective sales force to successfully operate our products and/or services. If we fail to enter into marketing arrangements for our products and are unable to develop an effective sales force, our ability to generate revenue would be limited.

Risk Factors Related to the Common Stock

Voting control is in the hands of a few large stockholders.

Voting control is concentrated in the hands of a small number of stockholders. Our CEO and Chairman currently hold approximately 26% of our voting shares in aggregate, including shares of our Common Stock and (on an as-converted basis) shares of our Series Seed Preferred Stock, Series A Preferred Stock and Series Seed Preferred Stock; and two other shareholders, SE Agoura Investment LLC and The Lee Miller Trust UA 09/05/2020, own approximately 18% and 8%, respectively, of our voting shares in aggregate. None of SE Agoura Investments LLC, The Lee Miller Trust UA 09/05/2020 or their beneficial owners are on our board or are employees of our company. Those four shareholders in aggregate control approximately 51% of our voting shares and approximately 52% of our preferred stock. See “Item 4. Security Ownership of Certain Beneficial Owners and Management.” Holders of our Common Stock are generally not be able to influence our policies or any other corporate matter, including the election of directors, changes to our company’s governance documents, expanding the employee option pool, and any merger, consolidation, sale of all or substantially all of our assets, or other major action requiring stockholder approval. Some of the larger stockholders include, or have the right to designate, executive officers and directors of our Board. These few people and entities make all major decisions regarding the company.

Future fundraising may affect the rights of investors.

In order to expand, the company is likely to raise funds again in the future, either by offerings of securities or through borrowing from banks or other sources. The terms of future capital raising, such as loan agreements, may include covenants that give creditors greater rights over the financial resources of the company.

The public price of our Common Stock may be volatile, and could, following a sale decline significantly and rapidly.

As this Offering is taking place via a process that is not an underwritten initial public offering, there will be no book building process and no price at which underwriters initially sold shares to the public to help inform efficient price discovery with respect to the opening trades on securities exchange markets. Following this Offering, the public price of our Common Stock on the OTCPNK exchange may lead to price volatility.

No minimum capitalization.

We do not have a minimum capitalization and we may use the proceeds from this Offering immediately following our acceptance of the corresponding subscription agreements. It is possible we may only raise a minimum amount of capital, which could leave us with insufficient capital to operate our business segments, potentially resulting in greater operating losses unless we are able to raise the required capital from alternative sources. There is no assurance that alternative capital, if needed, would be available on terms acceptable to us, or at all.

We may not be able maintain a listing of our Common Stock.

To maintain our listing on the OTCPNK exchange, we must meet certain financial and liquidity criteria to maintain such listing. If we violate the maintenance requirements for continued listing of our Common Stock, our Common Stock may be delisted. In addition, our board may determine that the cost of maintaining our listing on a national securities exchange outweighs the benefits of such listing. A delisting of our Common Stock from the OTCPNK Market may materially impair our stockholders’ ability to buy and sell our Common Stock and could have an adverse effect on the market price of, and the efficiency of the trading market for, our Common Stock. In addition, in order to maintain our listing, we will be required to, among other things, file our regular quarterly reports on otcmarkets.com. The post-qualification amendment of the Offering Statement is subject to review by the SEC, and there is no guarantee that such amendment will be qualified promptly after filing. Any delay in the qualification of the post-qualification amendment may cause a delay in the trading of offering Shares. For all of the foregoing reasons, you may experience a delay between the closing of your purchase of shares of our Common Stock and the commencement of exchange trading of our Common Stock. In addition, the delisting of our Common Stock could significantly impair our ability to raise capital.

There may be significantly less trading volume and analyst coverage of, and significantly less investor interest in, our Common Stock, which may lead to lower trading prices for our Common Stock.

Investors will need to keep records of their investment for tax purposes.

As with all investments in securities, investors who sell the Common Stock will probably need to pay tax on the long- or short-term capital gains that you realize if sold at a profit or set any loss against other income. If investors do not have a regular brokerage account, or their regular broker will not hold the Common Stock for them (and many brokers refuse to hold Regulation A securities for their customers) there will be nobody keeping records for investors for tax purposes and they will have to keep their own records, and calculate the gain on any sales of any securities they sell.

The price for our Common Stock may be volatile.

To date, there has not been enough trading of our shares to establish a market price. The market price of our Common Stock may be highly volatile, if and when any trading begins again in the future and there is sufficient volume of trading to establish a market price, is likely to be continue to be highly volatile and could fluctuate widely in price in response to various factors, many of which are beyond our control, including the following:

•We may not be able to compete successfully against current and future competitors.

•Our ability to obtain working capital financing.

•Additions or departures of key personnel.

•Sales of our shares.

•Our ability to execute the business plan.

•Operating results that fall below expectations.

•Regulatory developments.

In addition, the securities markets have from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of our securities. As a result, investors may be unable to resell your securities at a desired price.

We do not expect to declare or pay dividends in the foreseeable future.

We do not expect to declare or pay dividends in the foreseeable future, as we anticipate that we will invest future earnings in the development and growth of our business. Therefore, holders of our Common Stock will not receive any return on their investment unless they sell their securities, and holders may be unable to sell their securities on favorable terms or at all.

Sales of our Common Stock under Rule 144 could reduce the price of our stock.

In general, persons holding “restricted securities,” including affiliates, must hold their shares for a period of at least six (6) months, may not sell more than one percent (1%) of the total issued and outstanding shares in any ninety (90) day period, and must resell the shares in an unsolicited brokerage transaction at the market price. However, Rule 144 will only be available for resale in the ninety (90) days after the Company files its semi-annual reports on Form 1-SA and annual reports on Form 1-K, unless the Company voluntarily files interim quarterly reports on Form 1-U, which the Company has not yet decided to do. The availability for sale of substantial amounts of common stock under Rule 144 could reduce prevailing market prices for our securities.

Our failure to maintain effective internal controls over financial reporting could have an adverse impact on us.

We are required to establish and maintain appropriate internal controls over financial reporting. Failure to establish those controls, or any failure of those controls once established, could adversely impact our public disclosures regarding our business, financial condition or results of operations. In addition, management’s assessment of internal controls over financial reporting may identify weaknesses and conditions that need to be addressed in our internal controls over financial reporting or other matters that may raise concerns for investors. Any actual or perceived weaknesses and conditions that need to be addressed in our internal control over financial reporting, disclosure of management’s assessment of our internal controls over financial reporting or disclosure of our public accounting firm’s attestation to or report on management’s assessment of our internal controls over financial reporting may have an adverse impact on the price of our Common Stock.

A sale of a substantial number of shares of the Common Stock may cause the price of our Common Stock to decline.

If our stockholders sell, or the market perceives that our stockholders intend to sell for various reasons, substantial amounts of our Common Stock in the public market, including shares issued in connection with the exercise of outstanding options or warrants, the market price of our Common Stock could fall. Sales of a substantial number of shares of our Common Stock may make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem reasonable or appropriate. We may become involved in securities class action litigation that could divert management’s attention and harm our business. The stock markets have from time to time experienced significant price and volume fluctuations that have affected the market prices for the Common Stock of pharmaceutical companies. These broad market fluctuations may cause the market price of our Common Stock to decline. In the past, securities class action litigation has often been brought against a company following a decline in the market price of a company’s securities. We may become involved in this type of litigation in the future. Litigation often is expensive and diverts management’s attention and resources, which could adversely affect our business.

If securities industry analysts do not publish research reports on us, or publish unfavorable reports on us, then the market price and market trading volume of our Common Stock could be negatively affected.

Any trading market for our Common Stock will be influenced in part by any research reports that securities industry analysts publish about us. We do not currently have and may never obtain research coverage by securities industry analysts. If no securities industry analysts commence coverage of us, the market price and market trading volume of our Common Stock could be negatively affected. In the event we are covered by analysts, and one or more of such analysts downgrade our securities, or otherwise reports on us unfavorably, or discontinues coverage or us, the market price and market trading volume of our Common Stock could be negatively affected.

Item 2. Financial Information.

You should read the following discussion and analysis of our financial condition and results of our operations together with our consolidated financial statements and the notes thereto appearing elsewhere in this Offering Circular. This discussion contains forward-looking statements reflecting our current expectations, whose actual outcomes involve risks and uncertainties. Actual results and the timing of events may differ materially from those stated in or implied by these forward-looking statements due to a number of factors, including those discussed in the sections entitled “Risk Factors,” “Cautionary Statement regarding Forward-Looking Statements” and elsewhere in this Offering Circular. Please see the notes to our Financial Statements for information about our Significant Accounting Policies and Recent Accounting Pronouncements.

Overview

The Company was founded originally as a California corporation as a wholesale importer and distributor of clothing, home décor and tabletop products manufactured to our specifications and distributed in the United States under our brand labels and retailer-owned private labels. The Company moved jurisdiction to Nevada in 2008.

On November 5, 2020, International Ventures Society, LLC, a Nevada limited liability company, was appointed custodian of the Company pursuant to an Order of District Court of Clark County, Nevada. On November 6, the Company adopted amended Articles of Incorporation, which created the 2020 Series A Preferred Stock, with one share authorized. This one share effectively controls the Company by representing no less than 60% of all combined votes of Common and Preferred Stock at any time, and was issued to International Ventures Society LLC on the same day.

On December 16, 2020, International Ventures Society, LLC sold the one outstanding share of 2020 Series A Preferred Stock to Accelerate Global Market Solutions, a change of control transactions that resulted in John Morgan becoming CEO.

Although the Company does not continue any of its previous operations, the Company again is in the business of wholesale manufactured goods; our business plan is to partner with global manufacturers of high margin household, lifestyle, and travel & leisure goods, white label their products under our “Nitches” and market them using a stable of social media influencers.

Financial Statement Presentation

The accompanying unaudited condensed consolidated financial statements have been prepared in conformity with generally accepted accounting principles in the United States (“GAAP”) for interim financial information and with the instructions to Form 10-Q and Rule 10-01 of Regulation S-X. Pursuant to these rules and regulations, certain information and note disclosures, normally included in financial statements prepared in accordance with GAAP, have been condensed or omitted. GAAP requires management to make estimates and assumptions that affect reported amounts and related disclosures. In the opinion of management, all adjustments (consisting of normal recurring items) considered necessary for a fair presentation have been included. Operating results for the Company ended December 31, 2020. The balance sheet as of December 31, 2020 has been derived from the unaudited financial statements at that date but does not include all of the information and footnotes required by GAAP for complete financial statements. For further information, refer to the Company’s financial statements and notes thereto. The notes to the unaudited condensed consolidated financial statements are presented on a continuing basis unless otherwise noted.

Summary of Results

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Revenue Recognition

Revenue is recognized when all of the following elements are satisfied: (i) there are no uncertainties regarding customer acceptance; (ii) there is persuasive evidence that an agreement exists; (iii) delivery has occurred; (iv) legal title to the products has transferred to the customer; (v) the sales price is fixed or determinable; and (vi) collectability is reasonably assured. At this time the company is in a reorganization phase and has minimal to no revenue.

Fair Value of Financial Instruments

The Company’s financial instruments consist mainly of cash and cash equivalents, accounts receivable, prepaid expenses, accounts payable, accrued expenses, derivative liabilities, and loans payable. The carrying values of the financial instruments approximate their fair value due to the short-term nature of these instruments. The fair values of the loans payable have interest rates that approximate market rates.

Derivative Instruments

The Company does not enter into derivative contracts for purposes of risk management or speculation. However, from time to time, the Company enters into contracts, namely convertible notes payable, that are not considered derivative financial instruments in their entirety, but that include embedded derivative features.

In accordance with Financial Accounting Standards Board (“FASB”) ASC Topic 815-15, Embedded Derivatives, and guidance provided by the SEC Staff, the Company accounts for these embedded features as a derivative liability or equity at fair value.

The recognition of the fair value of the derivative instrument at the date of issuance is applied first to the debt proceeds. The excess fair value, if any, over the proceeds from a debt instrument, is recognized immediately in the statement of operations as interest expense. The value of derivatives associated with a debt instrument is recognized at inception as a discount to the debt instrument and amortized to interest expense over the life of the debt instrument. A determination is made upon settlement, exchange, or modification of the debt instruments to determine if a gain or loss on the extinguishment has been incurred based on the terms of the settlement, exchange, or modification and on the value allocated to the debt instrument at such date.

Cash and Cash Equivalents

The Company considers all highly liquid investments with a maturity of three months or less at the date of purchase to be cash equivalents. Cash and cash equivalents are stated at cost and consist of bank deposits. The carrying amount of cash and cash equivalents approximates fair value.

Accounts Receivable and Allowance for Doubtful Accounts

The Company will bill its customers after its products are shipped. The Company bases its allowance for doubtful accounts on estimates of the creditworthiness of customers, analysis of delinquent accounts, payment histories of its customers and judgment with respect to the current economic conditions. The Company generally does not require collateral. The Company believes the allowances are sufficient to cover uncollectible accounts. The Company reviews its accounts receivable aging on a regular basis for past due accounts, and writes off any uncollectible amounts against the allowance.

Inventory

No Inventory at present or for Fiscal year 2021

Inventory is stated at the lower of cost or market. Cost is principally determined by using the average cost method that approximates the First-In, First-Out (FIFO) method of accounting for inventory. Inventory consists of raw materials as well as finished goods held for sale. The Company’s management monitors the inventory for excess and obsolete items and makes necessary valuation adjustments when required. The Company is in the process of pricing and ordering inventory.

Property and Equipment

None at present or for fiscal year 2021

Property and equipment is recorded at cost less accumulated depreciation. Replacements, maintenance and repairs, which do not improve or extend the lives of the respective assets are charged to expense as incurred. Depreciation is computed using the straight-line method over the estimated useful lives of the assets as follows:

Impairment of Long-Lived Assets

None at present or for fiscal year 2021

Long-lived assets are reviewed for impairment when events or changes in circumstances indicate the book value of the assets may not be recoverable. In accordance with Accounting Standards Codification (“ASC”) 360-10-35-15 Impairment or Disposal of Long-Lived Assets, recoverability is measured by comparing the book value of the asset to the future net undiscounted cash flows expected to be generated by the asset.

No events or changes in circumstances have been identified which would impact the recoverability of the Company’s long- lived assets reported at December 31, 2020 and 2021.

Current Plan of Operations

Our plan of operations is to shift into a diversified holding company of various Lifestyle brands with growth oriented development can trajectory that can take advantage of our dedicated specialized media marketing operations to grow their sales and distribution. We expect to incur substantial expenditures in the foreseeable future for the development and sales and marketing of our Lifestyle brands and ongoing internal research and development. At this time, we cannot reliably estimate the nature, timing or aggregate amount of such costs. We intend to continue to build our corporate and operational infrastructure and to build interest in our product and service offerings and as such are unable to project those costs at this time.

As noted above, the pivot to this plan of operations requires us to raise significant additional capital immediately. If we are successful in raising capital through the sale of shares offered for sale in this Offering Circular we believe that the Company will have sufficient cash resources to fund its plan of operations for the next twelve months.

We continually evaluate our plan of operations discussed above to determine the manner in which we can most effectively utilize our limited cash resources. The timing of completion of any aspect of our plan of operations is highly dependent upon the availability of cash to implement that aspect of the plan and other factors beyond our control. There is no assurance that we will successfully obtain the required capital or revenues, or, if obtained, that the amounts will be sufficient to fund our ongoing operations. The inability to secure additional capital would have a material adverse effect on us, including the possibility that we would have to sell or forego a portion or all of our assets or cease operations. If we discontinue our operations, we will not have sufficient funds to pay any amounts to our stockholders.

Even if we raise additional capital in the near future, if our operating business segments fail to achieve anticipated financial results, our ability to raise additional capital in the future to fund our operating business segments would likely be seriously impaired. If in the future we are not able to demonstrate favorable financial results or projections from our operating business segments, we will not be able to raise the capital we need to continue our then current business operations and business activities, and we will likely not have sufficient liquidity or cash resources to continue operating.

Because our working capital requirements depend upon numerous factors there can be no assurance that our current cash resources will be sufficient to fund our operations. At present, we have no committed external sources of capital, and do not expect any significant product revenues for the foreseeable future. Thus, we will require immediate additional financing to fund future operations. There can be no assurance, however, that we will be able to obtain funds on acceptable terms, if at all.

Company Growth Strategy

Our long-term strategy is focused on four priorities: expanding and diversifying our revenues from sales of our own brands of Lifestyles; improving our sales and marketing effectiveness of our media operations through analysis of our marketing data grow sales of our branded Lifestyles faster; disciplined acquisition of upstart Lifestyle brands; developing a stream of revenue from providing our sales and marketing services to third party brands.

Credit Facilities

As of May 31, 2020, the Company had notes payable of $138,935 in convertible notes payable, other accrued expenses of $23,500. Other than the foregoing, and to vendors and service providers in the ordinary course of our business, we do not have any other credit facilities or other access to bank credit.

Off-Balance Sheet Arrangements

The Company does not have any derivative financial instrument or other off-balance sheet arrangements.

Quantitative and Qualitative Disclosures about Market Risk

In the ordinary course of our business, we are not exposed to market risk of the sort that may arise from changes in interest rates or foreign currency exchange rates, or that may otherwise arise from transactions in derivatives.

Contingencies

Certain conditions may exist as of the date the financial statements are issued, which may result in a loss to the Company, but which will only be resolved when one or more future events occur or fail to occur. The Company’s management, in consultation with its legal counsel as appropriate, assesses such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against the Company or unasserted claims that may result in such proceedings, the Company, in consultation with legal counsel, evaluates the perceived merits of any legal proceedings or unasserted claims, as well as the perceived merits of the amount of relief sought or expected to be sought therein. If the assessment of a contingency indicates it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in the Company’s financial statements. If the assessment indicates a potentially material loss contingency is not probable, but is reasonably possible, or is probable, but cannot be estimated, then the nature of the contingent liability, together with an estimate of the range of possible loss, if determinable and material, would be disclosed. Loss contingencies considered remote are generally not disclosed unless they involve guarantees, in which case the guarantees would be disclosed.

Litigation

From time to time we become the subject of litigation that is incurred in the ordinary course of its business. However, to date, we have not been made aware of any actual, pending or threatened litigation against the Company.

Item 3. Properties.

We do not own any significant property. We are currently working remotely.

We lease and maintain our primary offices at 1333 N. Buffalo Dr., Suite 210, Las Vegas, NV 89128, which is a shared/virtual office facility.

Item 4. Security Ownership of Certain Beneficial Owners and Management.

The following table sets out certain information with respect to the beneficial ownership of the voting securities of the company, as of April 22, 2022, for:

•Each person who we know beneficially owns more than five percent of any class of our voting securities.

•Each of our director and director nominees.

•Each of our executive officers.

•All of our directors, director nominees and executive officers as a group.

We have determined beneficial ownership in accordance with the rules of the Commission. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all securities that they beneficially own, subject to applicable community property laws.

	Number of shares of Common Stock Beneficially Owned as of April 22, 2022	Percentage Ownership
Directors and Officers: (1)(2)
John Morgan (2020 Series A Preferred)	1	100%
John Morgan (Common)	25,000,000	59.3%
Greater than 5% Beneficial Owners:
None		%

(1)Unless otherwise indicated, the principal address of the named directors and officers of the Company is c/o Nitches Inc., 1333 N. Buffalo Dr., Unit 210, Las Vegas, NV 89128.

(2)John Morgan has the majority of common votes and, therefore, control over all matters submitted to shareholders.

Item 5. Directors and Executive Officers.

As of April 22, 2022, our directors, executive officers and significant employees were as follows:

Name	Position	Age	Term of Office	Approximate hours per week for part-time employees
Executive Officers:
John Morgan	Chief Executive Officer	45	Since Jan. 2021	40

During the past five (5) years, none of the persons identified above has been involved in any bankruptcy or insolvency proceeding or convicted in a criminal proceeding, excluding traffic violations and other minor offenses. There is no arrangement or understanding between the persons described above and any other person pursuant to which the person was selected to his or her office or position.

Executive Officers and Directors

John Morgan- CEO Nitches Inc.  Sole Director.

In addition to receiving education and multiple certifications from the University of South Alabama, Columbia Southern, and Mississippi State, Mr. Morgan has been a sales executive in the retail segment for one of the top 100 retailers in the United States for the last 15 years.

Board Leadership Structure and Risk Oversight

The Board oversees our business and considers the risks associated with our business strategy and decisions. The Board currently implements its risk oversight function as a whole. Each of the Board committees, when established, will also provide risk oversight in respect of its areas of concentration and reports material risks to the board for further consideration.

Term of Office

Directors serve until the next annual meeting and until their successors are elected and qualified. Officers are appointed to serve for one (1) year until the meeting of the Board following the annual meeting of shareholders and until their successors have been elected and qualified.

Family Relationships

There are no family relationships among any of our officers or directors.

Involvement in Certain Legal Proceedings

To our knowledge, none of our current directors or executive officers has, during the past ten (10) years:

•been convicted in a criminal proceeding or been subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

•had any bankruptcy petition filed by or against the business or property of the person, or of any partnership, corporation or business association of which he was a general partner or executive officer, either at the time of the bankruptcy filing or within two (2) years prior to that time;

•been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction or federal or state authority, permanently or temporarily enjoining, barring, suspending or otherwise limiting, his involvement in any type of business, securities, futures, commodities, investment, banking, savings and loan, or insurance activities, or to be associated with persons engaged in any such activity;

•been found by a court of competent jurisdiction in a civil action or by the SEC or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;

•been the subject of, or a party to, any federal or state judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated (not including any settlement of a civil proceeding among private litigants), relating to an alleged violation of any federal or state securities or commodities law or regulation, any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order, or any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

•been the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self- regulatory organization (as defined in Section 3(a)(26) of the Exchange Act), any registered entity (as defined in Section 1(a) (29) of the Commodity Exchange Act), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Except as set forth above and in our discussion below in “Certain Relationships and Related Transactions,” none of our directors or executive officers has been involved in any transactions with us or any of our directors, executive officers, affiliates or associates which are required to be disclosed pursuant to the rules and regulations of the SEC.

We are not currently a party to any legal proceedings, the adverse outcome of which, individually or in the aggregate, we believe will have a material adverse effect on our business, financial condition or operating results.

Code of Business Conduct and Ethics

Our Board plans to adopt a written code of business conduct and ethics (“Code”) that applies to our directors, officers and employees, including our principal executive officer, principal financial officer and principal accounting officer or controller, or persons performing similar functions. We intend to post on our website a current copy of the Code and all disclosures that are required by law in regard to any amendments to, or waivers from, any provision of the Code.

Director Compensation

Our directors are not compensated for their role on the Board of Directors.  Our sole director, John Morgan, is compensated by the Company but that compensation is for his role as CEO of the Company.

Item 6. Executive Compensation.

The following discussion and analysis of compensation arrangements should be read with the compensation tables and related disclosures set forth below. This discussion contains forward looking statements that are based on our current plans and expectations regarding future compensation programs. The actual compensation programs that we adopt may differ materially from the programs summarized in this discussion.

This section describes the material elements of the compensation awarded to, earned by, or paid to our Chief Executive Officer and sole Director, John Morgan, The following table represents information regarding the total compensation our executive officers and director of the Company as of April 22, 2022:

Name and Principal Position	Cash Compensation	Other Compensation		Total Compensation
John Morgan, CEO, Director	$150,000	$100,000	[2]	$250,000

Total	$150,000	$100,00		$250,000

(1)Any values reported in the “Other Compensation”, if applicable, column represents the aggregate grant date fair value, computed in accordance with Accounting Standards Codification (“ASC”) 718 Share Based Payments, of grants of stock options to each of our named executive officers and directors.

(2)100,000,000 shares of Issuer’s common stock at a valuation of $0.001 due to restrictions on trading and lack of liquidity

Employment Agreements.

The company is currently either searching or in negotiations to fill the following positions;

Vice President Finance

Vice President Sales

Vice President Marketing

Vice President Operations

Outstanding Equity Awards

The Company has not made any equity awards to date.

Long-Term Incentive Plans

We currently have no long-term incentive plans.

Compensation of Directors

For the years ended December 31, 2021, no members of our board of directors received compensation in their capacity as directors.

Item 7. Certain Relationships and Related Transactions, and Director Independence.

None.

Item 8. Legal Proceedings.

From time to time we may be involved in various disputes and litigation matters that arise in the ordinary course of business. We are currently not a party to any material legal proceeding.

Item 9. Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters.

Market Information

Our shares of common stock are listed on the Over-the-Counter Pink Sheets Exchange (“OTCPNK”) under the symbol “NICH.”

Because we are quoted on the OTCPNK, our securities may be less liquid, receive less coverage by security analysts and news media, and generate lower prices than might otherwise be obtained if they were listed on a national securities exchange.

The following table sets forth the high and low closing prices for our common stock for the quarters indicated as reported by OTCPNK. These prices represent quotations between dealers without adjustment for retail mark-up, markdown or commission and may not represent actual transactions.

We had a trading history as follows:

Quarter Ended:	Highest Closing Price
September 30, 2021	$0.4111
December 31, 2021	$0.1849
March 31, 2022	$0.60

Last Reported Price.

On April 6, 2022, the closing price of our shares of common stock reported on OTCPNK was $0.175 per share.

Holders

As of April 22, 2022, there were 42,159,644 shares of common stock, which were held by approximately 82 shareholders of record. In addition, there was 1 share of our Series Seed Preferred Stock outstanding, which share were held by 1 shareholder of record, our CEO, John Morgan.

Dividends

We have never paid cash dividends on any of our capital stock and we currently intend to retain our future earnings, if any, to fund the development and growth of our business. We do not intend to pay cash dividends to holders of our common stock in the foreseeable future.

Equity Compensation Plans

At present, we do not have an equity compensation plan.

Item 10. Recent Sales of Unregistered Securities.

Since August 31, 2019, the company has engaged in the following unregistered issuances of securities:

Item 11. Description of Registrant’s Securities to be Registered.

We are registering on this Form 10 only our common stock, the terms of which are described below. However, because our preferred stock will remain outstanding following the effectiveness of this Form 10 and some indebtedness may be settled and converted into our common stock, we also describe below the terms of our preferred stock to the extent such terms qualify the rights of our common stock and provide the outstanding amount of our indebtedness.

The following is a summary of the rights of our capital stock as provided in our certificate of incorporation, bylaws and certificate of designation.

Indebtedness.

As of August 31, 2021, the Company had a total outstanding indebtedness of $188,435. Our outstanding convertible notes as of November 30, 2021 are as follows:

Common Stock

As of March 31, 2022, the Company had 300,000,000 shares of Common Stock authorized - after filing a Certificate of Change on August 2, 2021 to increase the authorized common stock, and 39,659,444 shares of Common Stock issued and outstanding.

The holders of the Common Stock are entitled to one vote for each share held at all meetings of shareholders (and written actions in lieu of meeting). There shall be no cumulative voting. The holders of shares of Common Stock are entitled to dividends when and as declared by the Board from funds legally available therefor, and upon liquidation are entitled to share pro rata in any distribution to holders of Common Stock. There are no preemptive, conversion or redemption privileges, nor sinking fund provisions with respect to the Common Stock.

The number of authorized shares of Common Stock may be increased or decreased subject to the Company’s legal commitments at any time and from time to time to issue them, by the affirmative vote of the holders of a majority of the stock of the Company entitled to vote.

Preferred Stock

The following table is a summary of the Company’s preferred stock. Please refer to the information following the table for the full terms.

Designation	Authorized Shares	Shares Issued	Ownership	Voting
2020 Series A Preferred	1	1	John Morgan	100%
Votes per share	100
		25,200,000	Class Total	100%

The designations, preferences, limitations and relative rights of the shares of each such class are as follows:

Series “A” Preferred Stock

There is share of 2020 Series A Preferred stock authorized and issued and outstanding.

The designation, preferences, limitations and relative rights of the Series “A” Preferred Stock are as follows:

2020 Series A Preferred Stock, with one share authorized. This one share effectively controls the Company by representing no less than 60% of all combined votes of Common and Preferred Stock at any time.

Transfer Agent and Registrar

The transfer agent and registrar for our Common Stock is Vstock Transfer, LLC, 18 Lafayaette Place, Woodmere, NY 11598, telephone 212-828-8436, www.vstock.com. The transfer agent is registered under the Exchange Act and operates under the regulatory authority of the SEC and FINRA.

Penny Stock Regulation

The SEC has adopted regulations which generally define “penny stock” to be any equity security that has a market price of less than Five Dollars ($5.00) per share or an exercise price of less than Five Dollars ($5.00) per share. Such securities are subject to rules that impose additional sales practice requirements on broker-dealers who sell them. For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchaser of such securities and have received the purchaser’s written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to the transaction, of a disclosure schedule prepared by the SEC relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker-dealer is the sole market-maker, the broker-dealer must disclose this fact and the broker- dealer’s presumed control over the market. Finally, among other requirements, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. As our Common Stock immediately following this Offering may be subject to such penny stock rules, purchasers in this Offering will in all likelihood find it more difficult to sell their Common Stock shares in the secondary market.

Dividend Policy

We plan to retain any earnings for the foreseeable future for our operations. We have never paid any dividends on our Common Stock and do not anticipate paying any cash dividends in the foreseeable future. Any future determination to pay cash dividends will be at the discretion of our Board and will depend on our financial condition, operating results, capital requirements and such other factors as our Board deems relevant.

Item 12. Indemnification of Directors and Officers.

Our Certificate of Incorporation and bylaws both provide for the indemnification of our officers and directors to the fullest extent permitted by the Nevada General Corporation Law. Our Certificate of Incorporation states that a director of the company shall not be personally liable to the company or its stockholders for monetary damages for breach of fiduciary duty as a director.

The bylaws state that the company shall, to the maximum extent and in the manner permitted by the Delaware General Corporation Law, indemnify each of its directors and officers against expenses (including attorneys’ fees), judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with any proceeding, arising by reason of the fact that such person is or was an agent of the company.

Item 13. Financial Statements and Supplementary Data.

The financial statements of the company appear at the end of this report beginning on page F-1.

Item 14. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.

Appointment of Independent Accounting Firm

In October of 2021, the Board approved and ratified the appointment of Olayinka Oyebola & Co. (Chartered Accountants) (“Olayinka”) as the company’s new independent accounting firm. Neither the company nor anyone acting on its behalf has consulted with Olayinka regarding (i) the application of accounting principles to a specified transaction, either completed or proposed, (ii) the type of audit opinion that might be rendered on the company’s financial statements, and neither a written report nor oral advice was provided to the company that Olayinka concluded was an important factor considered by the company in reaching a decision as to any accounting, auditing, or financial reporting issue or (ii) any matter that was either the subject of a “disagreement” or “reportable event” (as each term is defined in Item 304(a)(1)(iv) and (v) of Regulation S-K, respectively).

Olayinko completed an audit of our consolidated balance sheets as of August 31, 2021 and the related consolidated statements of operations, changes in shareholders’ equity, and cash flows for each of the two years in the period ended August 31, 2021.  There were (i) no “disagreements” within the meaning of Item 304(a)(1)(iv) of Regulation S-K, between the Company and Olayinko on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Olayinko would have caused Olayinko to make reference to the subject matter of the disagreement in their reports on the financial statements for such years; and (ii) no “reportable events” as that term is defined in Item 304(a)(1)(v) of Regulation S-K.

Item 15. Financial Statements and Exhibits.

(a)Financial Statements.

(b)Exhibits.

		Incorporated by Reference
Exhibit No.	Exhibit Description	Form	Exhibit	Filing Date
3.1	Articles of Incorporation	1-A	2.1	08/04/2021
3.2	By-Laws	1-A	2.2	08/04/2021

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this Form 10 to be signed on its behalf by the undersigned, thereunto duly authorized.

Nitches, Inc.

(Registrant)

By: /s/ John Morgan

John Morgan

CEO

Date: April 29, 2022

NITCHES, INC.

Condensed Consolidated Unaudited Financial Statements

Balance Sheet

	Notes	As at February 28, 2022	As at August 31, 2021

ASSETS
Current assets
Cash and cash equivalents	2	$24,715	$1,354
Inventory		43,049	-
Other current assets		-	-

TOTAL ASSETS		$67,764	$1,354

LIABILITIES & STOCKHOLDERS’ DEFICIT
Current liabilities
Accrued expenses		$12,000	$46,800
Loans & notes payable, short-term or current	4	149,852	141,555

TOTAL LIABILITIES		$161,852	$188,355

STOCKHOLDERS’ DEFICIT
Preferred stock Series A: par value $0.001, 1 authorized and nil and 1 issued and outstanding at February 28, 2022 and August 31, 2021 respectively	5	-	-
Common stock: par value $0.001, 300,000,000 and 50,000,000 authorized and 225,659,644 and 105,659,644 issued and outstanding at February 28, 2022 and August 31, 2021 respectively	5	225,659	105,659
Additional paid-in capital		29,534,341	28,954,341
Accumulated deficit		(29,854,088)	(29,247,001)

TOTAL STOCKHOLDERS’ DEFICIT		(94,088)	(187,001)

TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT		$67,764	$1,354

See accompanying notes to these condensed consolidated unaudited financial statements.

NITCHES, INC.

Condensed Consolidated Unaudited Financial Statements

Statement of Operations

	Three Months Ended February 28,		Six Months Ended February 28,
	2022	2021	2022	2021

Revenues	$-	$-	$-	$-

Cost of goods sold	-	-	-	-

Gross profit	-	-	-	-

Operating expenses
Selling, general & administrative expenses	41,202	96,820	601,355	104,320
Bad debt provision	-	-	-	-
Depreciation & amortization	-	-	-	-

Total operating expenses	41,202	96,820	601,355	104,320

Loss from operations	(41,202)	(96,820)	(601,355)	(104,320)

Other income (expenses)
Financing costs	(435)	-	(435)	-
Non-cash interest, convertible loan	(2,637)	(1,264)	(5,297)	(1,264)
Amortization of debt discount	-	-		-
Beneficial conversion feature	-	(5,000,000)	-	(5,000,000)
Other income (expenditure) net	-	25	-	25

Loss before income taxes	$(44,274)	$(5,098,059)	$(607,087)	$(5,105,559)

Provision for income taxes	-	-	-	-

Net loss	$(44,274)	$(5,098,059)	$(607,087)	$(5,105,559)

Net loss per share	$(0.00)	$(0.90)	$(0.00)	$(0.90)

Weighted average shares outstanding	223,659,644	5,659,644	223,659,644	5,659,644

See accompanying notes to these condensed consolidated unaudited financial statements.

NITCHES, INC.

Condensed Consolidated Unaudited Financial Statements

Statement of Changes in Stockholders’ Equity

	Preferred Stock		Common Stock
	Number	Value	Number	Value	Additional Paid-in Capital	Accumulated Surplus (Deficit)	Total

Balance b/f as at September 1, 2020	-	$-	5,659,644	$5,659	$10,054,341	$(10,067,000)	$(7,000)

Preferred stock beneficial conversion feature	-	-	-	-	5,000,000	-	5,000,000

Common stock issued for services	-	-	100,000,000	100,000	13,900,000	-	14,000,000

Net loss, year ending August 31, 2021	-	-	-	-	-	(19,180,001)	(19,180,001)

Balance b/f as at September 1, 2021	-	$-	105,659,644	$105,659	$28,954,341	$(29,247,001)	$(187,001)

Common stock issued on conversion of preferred stock	-	-	100,000,000	100,000	-	-	100,000

Common stock issued for services	-	-	14,000,000	14,000	406,000	-	420,000

Common stock issued for investment	-	-	6,000,000	6,000	174,000	-	180,000

Net loss, six months ended February 28, 2022	-	-	-	-	-	(607,087)	(607,087)

Balance c/f as at February 28, 2022	-	$-	225,659,644	$225,659	$29,534,341	$(29,854,088)	$(94,088)

See accompanying notes to these condensed consolidated unaudited financial statements.

NITCHES, INC.

Condensed Consolidated Unaudited Financial Statements

Statement of Cash Flow

	Six Months Ended February 28,
	2022	2021

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(607,087)	$(5,105,559)

Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Stock issued for services	520,000	-
Bad debt provision	-	-
Non-cash interest, convertible loan	5,297	1,264
Beneficial conversion feature	-	5,000,000
Financing costs	435	-
Changes in operating assets and liabilities:
Inventory	(43,049)	-
Accounts payable and other current liabilities	(34,800)	21,250
Other current assets	-	-

NET CASH (USED IN) OPERATING ACTIVITIES	(159,204)	(83,045)

CASH FLOWS FROM INVESTING ACTIVITIES
Sale (purchase) of tangible assets	-	-
Sale (purchase) of intangible assets	-	-

NET CASH PROVIDED BY INVESTING ACTIVITIES	-	-

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of equity	180,000	-
Proceeds from (repayment of) debt instruments	8,297	94,264
Financing costs	(5,732)	(1,264)

NET CASH PROVIDED BY FINANCING ACTIVITIES	182,565	93,000

NET INCREASE IN CASH	23,361	9,955

Cash, beginning of period	1,354	-

Cash, end of period	$24,715	$9,955

See accompanying notes to these condensed consolidated unaudited financial statements.

NITCHES, INC.

Condensed Consolidated Unaudited Financial Statements

Notes For the Three and Six Months Ended February 28, 2022

NOTE 1. NATURE AND BACKGROUND OF BUSINESS

The accompanying consolidated financial statements include Nitches, Inc. (the “Company”, “we” or “us”), a Nevada corporation, its wholly-owned subsidiaries and any majority controlled interests. The Company blends high tech with high-end fashion to create exclusive clothing lines and NFTs.

The Company was founded originally as a California corporation as a wholesale importer and distributor of clothing, home décor and tabletop products manufactured to our specifications and distributed in the United States under our brand labels and retailer-owned private labels. The Company moved jurisdiction to Nevada in 2008.

On November 5, 2020, International Ventures Society, LLC, a Nevada limited liability company, was appointed custodian of the Company pursuant to an Order of District Court of Clark County, Nevada. On November 6, the Company adopted amended Articles of Incorporation, which created the 2020 Series A Preferred Stock, with one share authorized. This one share effectively controls the Company by representing no less than 60% of all combined votes of Common and Preferred Stock at any time, and was issued to International Ventures Society LLC on the same day.

On December 16, 2020, International Ventures Society, LLC sold the one outstanding share of 2020 Series A Preferred Stock to Accelerate Global Market Solutions, Inc., a change of control transactions that resulted in John Morgan becoming CEO. This share of 2020 Series A Preferred Stock was converted into 100,000,000 shares of Common Stock on November 4, 2021.

In late November 2021, the Company announced it had completed the audit of its financial statements for the years ending November 30, 2021 and 2020, and intends to keep its audit up to date in future.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements have been prepared for Nitches, Inc. in accordance with accounting principles generally accepted in the United States of America (US GAAP), with all numbers shown in US Dollars.

In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for fair presentation of the financial statements have been included. The financial statements include acquired subsidiaries, as discussed below, and include all consolidation entries required to include those subsidiaries.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates

Cash and Cash Equivalents

For the Balance Sheet and Statement of Cash Flows, all highly liquid investments with maturity of three months or less are considered to be cash equivalents. The Company had no cash equivalents as at February 28, 2022 or August 31, 2021.

Income Taxes

Income taxes are provided in accordance with the FASB Accounting Standards (ASC 740), Accounting for Income Tax. A deferred tax asset or liability is recorded for all temporary differences between financial and tax reporting and net operating loss carry forwards. Any deferred tax expense (benefit) resulting from the net change during the year is shown as deferred tax assets and liabilities. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it was more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Basic and Diluted Net Income (Loss) Per Share

Net income (loss) per unit is calculated in accordance with Codification topic 260, “Earnings per Share” for the periods presented. Basic net loss per share is computed using the weighted average number of common shares outstanding. Diluted loss per share has not been presented because the shares of common stock equivalents have not been included in the per share calculations as such inclusion would be anti-dilutive. Diluted earnings per share is based on the assumption that all dilutive stock options, warrants and convertible debt are converted or exercised applying the treasury stock method. Under this method, options, warrants and convertible debt are assumed exercised at the beginning of the period (or at the time of issuance, if later), and as if funds obtained thereby were used to purchase shares of common stock at the average market price during the period. Options, warrants and/or convertible debt will have a dilutive effect during periods of net profit only when the average market price of the units during the period exceeds the exercise or conversion price of the items.

Stock Based Compensation

Codification topic 718 “Stock Compensation” requires that the cost resulting from all share-based transactions be recorded in the financial statements and establishes fair value as the measurement objective for share-based payment transactions with employees and acquired goods or services from non-employees. The codification also provides guidance on valuing and expensing these awards, as well as disclosure requirements of these equity arrangements. The Company adopted the codification upon creation of the Company and will expense share-based costs in the period incurred. The Company has not yet adopted a stock option plan and all share-based transactions and share based compensation has been expensed in accordance with the codification guidance.

Convertible Instruments

The Company evaluates and accounts for conversion options embedded in its convertible instruments in accordance with professional standards for “Accounting for Derivative Instruments and Hedging Activities”. Professional standards generally provide three criteria that, if met, require companies to bifurcate conversion options from their host instruments and account for them as free standing derivative financial instruments. These three criteria include circumstances in which (a) the economic characteristics and risks of the embedded derivative instruments are not clearly and closely related to the economic characteristics and risks of the host contract, (b) the hybrid instrument that embodies both the embedded derivative instrument and the host contract is not re- measured at fair value under otherwise applicable generally accepted accounting principles with changes in fair value reported in earnings as they occur, and (c) a separate instrument with the same terms as the embedded derivative instrument would be considered a derivative instrument. Professional standards also provide an exception to this rule when the host instrument is deemed to be conventional as defined under professional standards as “The Meaning of Conventional Convertible Debt Instrument”.

The Company accounts for convertible instruments when it has determined that the embedded conversion options should not be bifurcated from their host instruments in accordance with professional standards when “Accounting for Convertible Securities with Beneficial Conversion Features,” as those professional standards pertain to “Certain Convertible Instruments.” Accordingly, the Company records, when necessary, discounts to convertible notes for the intrinsic value of conversion options embedded in debt instruments based upon the differences between the fair value of the underlying shares of common stock at the commitment date of the note transaction and the effective conversion price embedded in the note. Debt discounts under these arrangements are amortized over the term of the related debt to their earliest date of redemption. The Company also records when necessary deemed dividends for the intrinsic value of conversion options embedded in preferred shares of common stock based upon the differences between the fair value of the underlying shares at the commitment date of the note transaction and the effective conversion price embedded in the note.

ASC 815-40 provides that, among other things, generally, if an event not within the entity’s control could require net cash settlement, then the contract shall be classified as an asset or a liability.

Fair Value of Financial Instruments

We adopted the guidance of ASC-820 for fair value instruments, which clarifies the definition of fair value, prescribes methods for determining fair value, and establishes a fair value hierarchy to classify the inputs used in measuring fair value, as follows:

Level 1Inputs are unadjusted quoted prices in active markets for identical assets or liabilities available at the measurement date.

Level 2Inputs are quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets and liabilities in markets that are not active, inputs other than quoted prices that are observable, and inputs derived from or corroborated by observable market data.

Level 3Inputs are unobservable inputs which reflect the reporting entity’s own assumptions on what assumptions the market participants would use in pricing the asset or liability based on the best available information.

The carrying amounts for cash, accounts receivable, accounts payable and accrued expenses, and loans payable approximate their fair value based on the short- term maturity of these instruments. We did not identify any assets or liabilities that are required to be presented on the balance sheet at fair value in accordance with the accounting guidance as at February 28, 2022 but we did identify such assets or liabilities as at August 31, 2021, as detailed in Note 11, Derivative Liabilities.

ASC 825-10 “Financial Instruments” allows entities to voluntarily choose to measure certain financial assets and liabilities at fair value (fair value option). The fair value option may be elected on an instrument-by-instrument basis and is irrevocable, unless a new election date occurs. If the fair value option is elected for an instrument, unrealized gains and losses for that instrument should be reported in earnings at each subsequent reporting date. We did not elect to apply the fair value option to any outstanding instruments.

Derivative Liabilities

Derivative financial instruments consist of convertible instruments and rights to shares of the Company's common stock. The Company assessed that it had no derivative liabilities as at February 28, 2022 and derivative liabilities as at August 31, 2021, as detailed in Note 11, Derivative Liabilities.

ASC 815 generally provides three criteria that, if met, require companies to bifurcate conversion options from their host instruments and account for them as free standing derivative financial instruments. These three criteria include circumstances in which (a) the economic characteristics and risks of the embedded derivative instrument are not clearly and closely related to the economic characteristics and risks of the host contract, (b) the hybrid instrument that embodies both the embedded derivative instrument and the host contract is not re-measured at fair value under otherwise applicable generally accepted accounting principles with changes in fair value reported in earnings as they occur and (c) a separate instrument with the same terms as the embedded derivative instrument would be considered a derivative instrument subject to the requirement of ASC 815. ASC 815 also provides an exception to this rule when the host instrument is deemed to be conventional, as described.

Impact of New Accounting Standards

The Company does not expect the adoption of recently issued accounting pronouncements to have a significant impact on the Company’s results of operations, financial position, or cash flow.

NOTE 3. GOING CONCERN

The Company’s financial statements are prepared in accordance with generally accepted accounting principles applicable to a going concern. This contemplates the realization of assets and the liquidation of liabilities in the normal course of business. Realization values may be substantially different from carrying values as shown and these financial statements do not give effect to adjustments that would be necessary to the carrying values and classification of assets and liabilities should the Company be unable to continue as a going concern. Currently, the Company does not have significant cash or other material assets, nor does it have operations or a source of revenue sufficient to cover its operation costs and allow it to continue as a going concern.

The Company has a limited operating history and had a cumulative net loss from inception to February 28, 2022 of $29,854,088. The Company has a working capital deficit of $94,088 as at February 28, 2022.

These financial statements for the six months ended February 28, 2022 have been prepared assuming the Company will continue as a going concern, which is dependent upon the Company’s ability to generate future profits and/or obtain necessary financing to meet its obligations as they come due.

The management has committed to an aggressive growth plan for the Company. The Company’s future operations are dependent upon external funding and its ability to execute its business plan, realize sales and control expenses. Management believes that sufficient funding will be available from additional borrowings and private placements to meet its business objectives including anticipated cash needs for working capital, for a reasonable period of time. However, there can be no assurance that the Company will be able to obtain sufficient funds to continue the development of its business operation, or if obtained, upon terms favorable to the Company.

NOTE 4. LOANS AND NOTES PAYABLE

The Company had loans and notes payable as at February 28, 2022 and August 31, 2021 totaling $149,852 and $141,555 respectively, as follows:

Description	Principal Amount	Date of Loan Note	Maturity Date	February 28, 2028	August 31, 2021

Convertible loan from World Market Ventures, 6 months at interest rate of 9%, convertible at $0.00001 per share at holder’s option	$35,000	12/28/2020	6/28/2021	$38,685		$37,123

Convertible loan from World Market Ventures, 6 months at interest rate of 9%, convertible at $0.00001 per share at holder’s option	58,000	1/8/2021	7/8/2021	63,949		61,361

Convertible loan from World Market Ventures, convertible at $0.00001 per share at holder’s option	20,000	5/10/2021	11/10/2021	20,000		20,000

Convertible loan from World Market Ventures, 6 months at interest rate of 9%, convertible at $0.00001 per share at holder’s option	22,500	5/20/2021	11/20/2021	24,076		23,071

Loan note from World Market Ventures for 6 months at interest rate of 10%	3,000	9/8/2021	3/8/2022	3,142	-

Total				$149,852		$141,555

Long-term total				$-		$-
Short-term total				$149,852		$141,555

Loans and Notes Amortization	Amount Due
Due within 12 months	$149,852
Due within 24 months	-
Due within 36 months	-
Due within 48 months	-
Due after 48 months	-

Total	$149,852

NOTE 5. CAPITAL STOCK

As at February 28, 2022 and August 31, 2021, the Company was authorized to issue Preferred Stock and Common Stock as detailed below.

Preferred Stock

At February 28, 2022 the Company had authorized Preferred Stock in one designation totaling 1 share:

Preferred Stock Series A

The Company is authorized to issue 1 share of Series A, with a par value of $0.001 per share. As at September 1, 2019, the Company had no shares of Series A preferred stock issued and outstanding.

On November 6, 2020, the Company adopted amended Articles of Incorporation, which created the 2020 Series A Preferred Stock, with one share authorized with a par value of $0.001. This one share effectively controls the Company by representing no less than 60% of all combined votes of Common and Preferred Stock at any time. This one share is also convertible into 100,000,000 shares of common stock at any time.

On November 6, 2020, in accordance with a Court Order, the Company issued the one authorized share of 2020 Series A Preferred Stock to its legally appointed Custodian, International Ventures Society, LLC.

On December 16, 2020, International Venture Society, LLC sold the one share of issued and outstanding 2020 Series A Preferred Stock to Accelerate Global Market Solutions for a total of $55,000, resulting in a change of control.

On November 4, 2021, the holder of the one share of issued and outstanding 2020 Series A Preferred Stock converted this share into 100,000,000 shares of Common Stock.

At February 28, 2022 the Company had no shares of Preferred Stock Series A issued and outstanding.

As at February 28, 2022, the Company had no shares of Preferred Stock issued and outstanding.

Common Stock

As at February 28, 2022, the Company is authorized to issue up to 300,000,000 shares of Common Stock with par value $0.001.

As at September 1, 2020, the Company had 5,659,644 shares of Common Stock issued and outstanding.

On August 3, 2021 the Company issued 100,000,000 shares of Common Stock to a consultant for services of $14,000,000, or $.14 per share.

On October 12, 2021 the Company issued 1,000,000 shares of Common Stock to an investor for investment of $30,000, or $.03 per share.

On October 12, 2021 the Company issued 9,000,000 shares of Common Stock to a consultant for services of $270,000, or $.03 per share. On November 4, 2021 the Company issued 1,000,000 shares of Common Stock to an investor for investment of $30,000, or $.03 per share.

On November 4, 2021 the Company issued 100,000,000 shares of Common Stock to an investor for preferred stock conversion of $100,000, or $.001 per share.

On November 4, 2021 the Company issued 5,000,000 shares of Common Stock to a consultant for services of $150,000, or $.03 per share.

On December 14, 2021 the Company issued 2,000,000 shares of Common Stock to an investor for investment of $60,000, or $.03 per share. On January 7, 2022 the Company issued 2,000,000 shares of Common Stock to an investor for investment of $60,000, or $.03 per share.

As at February 28, 2022, there were 225,659,644 shares of Common Stock issued and outstanding.

NOTE 6. DERIVATIVE LIABILITIES

The Company applies the provisions of ASC Topic 815-40, Contracts in Entity’s Own Equity (“ASC Topic 815-40”), under which convertible instruments, which contain terms that protect holders from declines in the stock price (reset provisions), may not be exempt from derivative accounting treatment. As a result, embedded conversion options in convertible debt are recorded as a liability and are revalued at fair value at each reporting date. If the fair value of the note exceeds the face value of the related debt, the excess is recorded as change in fair value in operations on the issuance date.

The Company identified embedded derivatives as a Beneficial Conversion Feature of the 2020 Series A Preferred Stock, issued on November 6, 2020. This was evaluated as $5,000,000, based on the conversion terms of one share of preferred stock for 100,000,000 shares of Common Stock and the price of the Common Stock on the date of issue of $0.05 per share. This was posted to Additional Paid-in Capital and as a loss to the Statement of Operations for the year ended August 31, 2021. The one share of 2020 Series A Preferred Stock was subsequently converted into Common Stock on November 4, 2021.

NOTE 7. INCOME TAXES

The Company uses the assets and liability method of accounting for income taxes pursuant to SFAS No. 109 “Accounting for Income Taxes”. Under the assets and liability method of SFAS No. 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

In June 2006, the FASB issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes.” Specifically, the pronouncement prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken from year ended December 31, 2015 tax return onwards. The interpretation also provides guidance on the related derecognition, classification, interest and penalties, accounting for interim periods, disclosure and transition of uncertain tax positions. The Company adopted this interpretation effective on inception.

For the year ended August 31, 2021, the Company had available for US federal income tax purposes net operating loss carryovers of $29,247,001, all of which will expire by 2041.

The Company has provided a full valuation allowance against the full amount of the net operating loss benefit, since, in the opinion of management, based upon the earnings history of the Company, it is more likely than not that the benefits will not be realized.

	February 28, 2022	August 31, 2021
Statutory federal income tax rate	21.00%	21.00%
Statutory state income tax rate	0.00%	0.00%
Valuation allowance	(21.00%)	(21.00%)
Effective tax rate	0.00%	0.00%

Deferred income taxes result from temporary differences in the recognition of income and expenses for financial reporting purposes and for tax purposes. The tax effect of these temporary differences representing deferred tax assets result principally from the following:

	February 28, 2022	August 31, 2021
Deferred Tax Assets (Gross Values)
Net operating loss carry forward	$(29,854,088)	$(29,247,001)
Less valuation allowance	29,854,088	29,247,001
Net deferred tax asset	$-	$-

NOTE 8. SUBSEQUENT EVENTS

Subsequent to February 28, 2022, the Company reported the following events:

On March 2, 2022, the Company named Anthony Piper, the renowned visual artist famous for working with Marvel, Warner Bros, Fox and others, as Creative Director, overseeing creative, NFT and metaverse initiatives.

On March 10, 2022, the Company announced the completion and launch of its Nitches OVS mobile app, which can be used to prove ownership of the Company's luxury products, apparel and streetwear clothing items. The app is available via the iTunes and Google Play app stores.

On March 22, 2022, the Company announced plans to collaborate with legendary football coach Steve Calhoun and his "Armed and Dangerous" training camp to create a limited edition capsule clothing collection.

On March 31, 2022, the Company announced the start of a process whereby 80% of the outstanding shares of common stock will be returned to the Company and cancelled, which will leave 39,659,644 shares of common stock outstanding when completed.

On April 5, 2022, the Company announced the launch of online stores to sell exclusive clothing collections for superstar vocal coach Nick Cooper and vegan influencer John Lewis.

On April 5, 2022, the Company executed amended loan notes which, in each case, changed the conversion terms from $0.00001 per share to a 50% discount to the lowest market price experienced in the 20 trading days prior to conversion.

On April 12, 2022, the Company announced the development of its own exclusive clothing line to promote mental well-being.

NITCHES, INC.

Condensed Consolidated Unaudited Financial Statements

Balance Sheet

	Notes	As at November 30, 2021	As at August 31, 2021

ASSETS
Current assets
Cash and cash equivalents	2	$23,776	$1,354
Inventory		-	-
Other current assets		-	-

TOTAL ASSETS		$23,776	$1,354

LIABILITIES & STOCKHOLDERS’ DEFICIT
Current liabilities
Accrued expenses		$46,375	$46,800
Loans & notes payable, short-term or current	4	147,214	141,555

TOTAL LIABILITIES		$193,589	$188,355

STOCKHOLDERS’ DEFICIT
Preferred stock Series A: par value $0.001, 1 authorized and nil and 1 issued and outstanding at November 30, 2021 and August 31, 2021 respectively	5	-	-
Common stock: par value $0.001, 300,000,000 and 50,000,000 authorized and 221,659,644 and 105,659,644 issued and outstanding at November 30, 2021 and August 31, 2021 respectively	5	221,659	105,659
Additional paid-in capital		30,048,341	28,954,341
Accumulated deficit		(30,439,813)	(29,247,001)

TOTAL STOCKHOLDERS’ DEFICIT		(169,813)	(187,001)

TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT		$23,776	$1,354

See accompanying notes to these condensed consolidated unaudited financial statements.

NITCHES, INC.

Condensed Consolidated Unaudited Financial Statements

Statement of Operations

	Three Months Ended November 30,
	2021	2020

Revenues	$-	$-

Cost of goods sold	-	-

Gross profit	-	-

Operating expenses
Selling, general & administrative expenses	1,190,153	7,500
Bad debt provision	-	-
Depreciation & amortization	-	-

Total operating expenses	1,190,153	7,500

Loss from operations	(1,190,153)	(7,500)

Other income (expenses)
Non-cash interest, convertible loan	(2,659)	-
Beneficial conversion feature	-	(5,000,000)
Other income (expenditure) net	-	-

Loss before income taxes	$(1,192,812)	$(5,007,500)

Provision for income taxes	-	-

Net loss	(1,192,812)	$(5,007,500)

Net loss per share	$(0.02)	$(0.88)

Weighted average shares outstanding	57,659,644	5,659,644

See accompanying notes to these condensed consolidated unaudited financial statements.

NITCHES, INC.

Condensed Consolidated Unaudited Financial Statements

Statement of Changes in Stockholders’ Equity

	Preferred Stock		Common Stock
	Number	Value	Number	Value	Additional Paid-in Capital	Accumulated Surplus (Deficit)	Total

Balance b/f as at September 1, 2020	-	$-	5,659,644	$5,659	$10,054,341	$(10,067,000)	$(7,000)

Preferred stock beneficial conversion feature	-	-	-	-	5,000,000	-	5,000,000

Common stock issued for services	-	-	100,000,000	100,000	13,900,000	-	14,000,000

Net loss, year ending August 31, 2021	-	-	-	-	-	(19,180,001)	(19,180,001)

Balance b/f as at September 1, 2021	-	$-	105,659,644	$105,659	$28,954,341	$(29,247,001)	$(187,001)

Common stock issued on conversion of preferred stock	-	-	100,000,000	100,000	-	-	100,000

Common stock issued for services	-	-	14,000,000	14,000	1,036,000	-	1,050,000

Common stock issued for investment	-	-	2,000,000	2,000	58,000	-	60,000

Net loss, three months ended November 30, 2021	-	-	-	-	-	(1,192,812)	(1,192,812)

Balance c/f as at November 30, 2021	-	$-	221,659,644	$221,659	$30,048,341	$(30,439,813)	$(169,813)

See accompanying notes to these condensed consolidated unaudited financial statements.

NITCHES, INC.

Condensed Consolidated Unaudited Financial Statements

Statement of Cash Flow

	Three Months Ended November 30,
	2021	2020

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(1,192,812)	$(5,007,500)

Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Stock issued for services	1,150,000	-
Non-cash interest, convertible loan	2,659	-
Beneficial conversion feature	-	5,000,000
Changes in operating assets and liabilities:
Accounts payable and other current liabilities	(425)	7,500
Other current assets	-	-

NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	(40,578)	-

CASH FLOWS FROM INVESTING ACTIVITIES
Sale (purchase) of tangible assets	-	-
Sale (purchase) of intangible assets	-	-

NET CASH PROVIDED BY INVESTING ACTIVITIES	-	-

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of equity	60,000	-
Proceeds from (repayment of) debt instruments	5,659	-
Financing costs	(2,659)	-

NET CASH PROVIDED BY FINANCING ACTIVITIES	63,000	-

NET INCREASE IN CASH	22,422	-

Cash, beginning of period	1,354	-

Cash, end of period	$23,776	$-

See accompanying notes to these condensed consolidated unaudited financial statements.

NITCHES, INC.

Condensed Consolidated Unaudited Financial Statements

Notes For the Three Months Ended November 30, 2021

NOTE 1. NATURE AND BACKGROUND OF BUSINESS

The accompanying consolidated financial statements include Nitches, Inc. (the ‘Company’, ‘we’ or ‘us’), a Nevada corporation, its wholly-owned subsidiaries and any majority controlled interests.

The Company was founded originally as a California corporation as a wholesale importer and distributor of clothing, home décor and tabletop products manufactrued to our specifications and distributed in the United States under our brand labels and retailer-owned private labels. The Company moved jurisdiction to Nevada in 2008.

On November 5, 2020, International Ventures Society, LLC, a Nevada limited liability company, was appointed custodian of the Company pursuant to an Order of District Court of Clark County, Nevada. On November 6, the Company adopted amended Articles of Incorporation, which created the 2020 Series A Preferred Stock, with one share authorized. This one share effectively controls the Company by representing no less than 60% of all combined votes of Common and Preferred Stock at any time, and was issued to International Ventures Society LLC on the same day.

On December 16, 2020, International Ventures Society, LLC sold the one outstanding share of 2020 Series A Preferred Stock to Accelerate Global Market Solutions, Inc., a change of control transactions that resulted in John Morgan becoming CEO. This share of 2020 Series A Preferred Stock was converted into 100,000,000 shares of Common Stock on November 4, 2021.

In late November 2021, the Company announced it had completed the audit of its financial statements for the years ending November 30, 2021 and 2020, and intends to keep its audit up to date in future.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements have been prepared for Nitches, Inc. in accordance with accounting principles generally accepted in the United States of America (US GAAP), with all numbers shown in US Dollars.

In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for fair presentation of the financial statements have been included. The financial statements include acquired subsidiaries, as discussed below, and include all consolidation entries required to include those subsidiaries.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates

Cash and Cash Equivalents

For the Balance Sheet and Statement of Cash Flows, all highly liquid investments with maturity of three months or less are considered to be cash equivalents. The Company had no cash equivalents as at November 30, 2021 or August 31, 2021.

Income Taxes

Income taxes are provided in accordance with the FASB Accounting Standards (ASC 740), Accounting for Income Tax. A deferred tax asset or liability is recorded for all temporary differences between financial and tax reporting and net operating loss carry forwards. Any deferred tax expense (benefit) resulting from the net change during the year is shown as deferred tax assets and liabilities. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it was more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Basic and Diluted Net Income (Loss) Per Share

Net income (loss) per unit is calculated in accordance with Codification topic 260, “Earnings per Share” for the periods presented. Basic net loss per share is computed using the weighted average number of common shares outstanding. Diluted loss per share has not been presented because the shares of common stock equivalents have not been included in the per share calculations as such inclusion would be anti-dilutive. Diluted earnings per share is based on the assumption that all dilutive stock options, warrants and convertible debt are converted or exercised applying the treasury stock method. Under this method, options, warrants and convertible debt are assumed exercised at the beginning of the period (or at the time of issuance, if later), and as if funds obtained thereby were used to purchase shares of common stock at the average market price during the period. Options, warrants and/or convertible debt will have a dilutive effect during periods of net profit only when the average market price of the units during the period exceeds the exercise or conversion price of the items.

Stock Based Compensation

Codification topic 718 “Stock Compensation” requires that the cost resulting from all share-based transactions be recorded in the financial statements and establishes fair value as the measurement objective for share-based payment transactions with employees and acquired goods or services from non-employees. The codification also provides guidance on valuing and expensing these awards, as well as disclosure requirements of these equity arrangements. The Company adopted the codification upon creation of the Company and will expense share-based costs in the period incurred. The Company has not yet adopted a stock option plan and all share-based transactions and share based compensation has been expensed in accordance with the codification guidance.

Convertible Instruments

The Company evaluates and accounts for conversion options embedded in its convertible instruments in accordance with professional standards for “Accounting for Derivative Instruments and Hedging Activities”. Professional standards generally provide three criteria that, if met, require companies to bifurcate conversion options from their host instruments and account for them as free standing derivative financial instruments. These three criteria include circumstances in which (a) the economic characteristics and risks of the embedded derivative instruments are not clearly and closely related to the economic characteristics and risks of the host contract, (b) the hybrid instrument that embodies both the embedded derivative instrument and the host contract is not re- measured at fair value under otherwise applicable generally accepted accounting principles with changes in fair value reported in earnings as they occur, and (c) a separate instrument with the same terms as the embedded derivative instrument would be considered a derivative instrument. Professional standards also provide an exception to this rule when the host instrument is deemed to be conventional as defined under professional standards as “The Meaning of Conventional Convertible Debt Instrument”.

The Company accounts for convertible instruments when it has determined that the embedded conversion options should not be bifurcated from their host instruments in accordance with professional standards when “Accounting for Convertible Securities with Beneficial Conversion Features,” as those professional standards pertain to “Certain Convertible Instruments.” Accordingly, the Company records, when necessary, discounts to convertible notes for the intrinsic value of conversion options embedded in debt instruments based upon the differences between the fair value of the underlying shares of common stock at the commitment date of the note transaction and the effective conversion price embedded in the note. Debt discounts under these arrangements are amortized over the term of the related debt to their earliest date of redemption. The Company also records when necessary deemed dividends for the intrinsic value of conversion options embedded in preferred shares of common stock based upon the differences between the fair value of the underlying shares at the commitment date of the note transaction and the effective conversion price embedded in the note.

ASC 815-40 provides that, among other things, generally, if an event not within the entity’s control could require net cash settlement, then the contract shall be classified as an asset or a liability.

Fair Value of Financial Instruments

We adopted the guidance of ASC-820 for fair value instruments, which clarifies the definition of fair value, prescribes methods for determining fair value, and establishes a fair value hierarchy to classify the inputs used in measuring fair value, as follows:

Level 1Inputs are unadjusted quoted prices in active markets for identical assets or liabilities available at the measurement date.

Level 2Inputs are quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets and liabilities in markets that are not active, inputs other than quoted prices that are observable, and inputs derived from or corroborated by observable market data.

Level 3Inputs are unobservable inputs which reflect the reporting entity’s own assumptions on what assumptions the market participants would use in pricing the asset or liability based on the best available information.

The carrying amounts for cash, accounts receivable, accounts payable and accrued expenses, and loans payable approximate their fair value based on the short- term maturity of these instruments. We did not identify any assets or liabilities that are required to be presented on the balance sheet at fair value in accordance with the accounting guidance as at November 30, 2021 but we did identify such assets or liabilities as at August 31, 2021, as detailed in Note 11, Derivative Liabilities.

ASC 825-10 “Financial Instruments” allows entities to voluntarily choose to measure certain financial assets and liabilities at fair value (fair value option). The fair value option may be elected on an instrument-by-instrument basis and is irrevocable, unless a new election date occurs. If the fair value option is elected for an instrument, unrealized gains and losses for that instrument should be reported in earnings at each subsequent reporting date. We did not elect to apply the fair value option to any outstanding instruments.

Derivative Liabilities

Derivative financial instruments consist of convertible instruments and rights to shares of the Company’s common stock. The Company assessed that it had no derivative liabilities as at November 30, 2021 and derivative liabilities as at August 31, 2021, as detailed in Note 11, Derivative Liabilities.

ASC 815 generally provides three criteria that, if met, require companies to bifurcate conversion options from their host instruments and account for them as free standing derivative financial instruments. These three criteria include circumstances in which (a) the economic characteristics and risks of the embedded derivative instrument are not clearly and closely related to the economic characteristics and risks of the host contract, (b) the hybrid instrument that embodies both the embedded derivative instrument and the host contract is not re-measured at fair value under otherwise applicable generally accepted accounting principles with changes in fair value reported in earnings as they occur and (c) a separate instrument with the same terms as the embedded derivative instrument would be considered a derivative instrument subject to the requirement of ASC 815. ASC 815 also provides an exception to this rule when the host instrument is deemed to be conventional, as described.

Impact of New Accounting Standards

The Company does not expect the adoption of recently issued accounting pronouncements to have a significant impact on the Company’s results of operations, financial position, or cash flow.

NOTE 3. GOING CONCERN

The Company’s financial statements are prepared in accordance with generally accepted accounting principles applicable to a going concern. This contemplates the realization of assets and the liquidation of liabilities in the normal course of business. Realization values may be substantially different from carrying values as shown and these financial statements do not give effect to adjustments that would be necessary to the carrying values and classification of assets and liabilities should the Company be unable to continue as a going concern. Currently, the Company does not have significant cash or other material assets, nor does it have operations or a source of revenue sufficient to cover its operation costs and allow it to continue as a going concern.

The Company has a limited operating history and had a cumulative net loss from inception to November 30, 2021 of $30,439,813. The Company has a working capital deficit of $169,813 as at November 30, 2021.

These financial statements for the three months ended November 30, 2021 have been prepared assuming the Company will continue as a going concern, which is dependent upon the Company’s ability to generate future profits and/or obtain necessary financing to meet its obligations as they come due.

The management has committed to an aggressive growth plan for the Company. The Company’s future operations are dependent upon external funding and its ability to execute its business plan, realize sales and control expenses. Management believes that sufficient funding will be available from additional borrowings and private placements to meet its business objectives including anticipated cash needs for working capital, for a reasonable period of time. However, there can be no assurance that the Company will be able to obtain sufficient funds to continue the development of its business operation, or if obtained, upon terms favorable to the Company.

NOTE 4. LOANS AND NOTES PAYABLE

The Company had loans and notes payable as at November 30, 2021 and August 31, 2021 totaling $147,214 and $141,555 respectively, as follows:

Description	Principal Amount	Date of Loan Note	Maturity Date	November 30, 2021	August 31, 2021

Convertible loan from World Market Ventures, 6 months at interest rate of 9%, convertible at $0.00001 per share at holder’s option	$35,000	12/28/2020	6/28/2021	$37,908		$37,123

Convertible loan from World Market Ventures, 6 months at interest rate of 9%, convertible at $0.00001 per share at holder’s option	58,000	1/8/2021	7/8/2021	62,662		61,361

Convertible loan from World Market Ventures, convertible at $0.00001 per share at holder’s option	20,000	5/10/2021	11/10/2021	20,000		20,000

Convertible loan from World Market Ventures, 6 months at interest rate of 9%, convertible at $0.00001 per share at holder’s option	22,500	5/20/2021	11/20/2021	23,576		23,071

Loan note from World Market Ventures for 6 months at interest rate of 10%	3,000	9/8/2021	3/8/2022	3,068	-

Total				$147,214		$141,555

Long-term total				$-		$-
Short-term total				$147,214		$141,555

Loans and Notes Amortization	Amount Due
Due within 12 months	$147,214
Due within 24 months	-
Due within 36 months	-
Due within 48 months	-
Due after 48 months	-

Total	$147,214

NOTE 5. CAPITAL STOCK

As at November 30, 2021 and August 31, 2021, the Company was authorized to issue Preferred Stock and Common Stock as detailed below.

Preferred Stock

At November 30, 2021 the Company had authorized Preferred Stock in one designation totaling 1 share:

Preferred Stock Series A

The Company is authorized to issue 1 share of Series A, with a par value of $0.001 per share. As at September 1, 2019, the Company had no shares of Series A preferred stock issued and outstanding.

On November 6, 2020, the Company adopted amended Articles of Incorporation, which created the 2020 Series A Preferred Stock, with one share authorized with a par value of $0.001. This one share effectively controls the Company by representing no less than 60% of all combined votes of Common and Preferred Stock at any time. This one share is also convertible into 100,000,000 shares of common stock at any time.

On November 6, 2020, in accordance with a Court Order, the Company issued the one authorized share of 2020 Series A Preferred Stock to its legally appointed Custodian, International Ventures Society, LLC.

On December 16, 2020, International Venture Society, LLC sold the one share of issued and outstanding 2020 Series A Preferred Stock to Accelerate Global Market Solutions for a total of $55,000, resulting in a change of control.

On November 4, 2021, the holder of the one share of issued and outstanding 2020 Series A Preferred Stock converted this share into 100,000,000 shares of Common Stock.

At November 30, 2021 the Company had no shares of Preferred Stock Series A issued and outstanding.

As at November 30, 2021, the Company had no shares of Preferred Stock issued and outstanding.

Common Stock

As at November 30, 2021, the Company is authorized to issue up to 300,000,000 shares of Common Stock with par value $0.001.

As at September 1, 2020, the Company had 5,659,644 shares of Common Stock issued and outstanding.

On August 3, 2021 the Company issued 100,000,000 shares of Common Stock to a consultant for services of $14,000,000, or $.14 per share.

On October 12, 2021 the Company issued 1,000,000 shares of Common Stock to an investor for investment of $30,000, or $.03 per share.

On October 12, 2021 the Company issued 9,000,000 shares of Common Stock to a consultant for services of $450,000, or $.05 per share. On November 4, 2021 the Company issued 1,000,000 shares of Common Stock to an investor for investment of $30,000, or $.03 per share.

On November 4, 2021 the Company issued 100,000,000 shares of Common Stock to an investor for preferred stock conversion of $100,000, or $.001 per share.

On November 4, 2021 the Company issued 5,000,000 shares of Common Stock to a consultant for services of $600,000, or $.12 per share.

As at November 30, 2021, there were 221,659,644 shares of Common Stock issued and outstanding.

NOTE 6. DERIVATIVE LIABILITIES

The Company applies the provisions of ASC Topic 815-40, Contracts in Entity’s Own Equity (“ASC Topic 815-40”), under which convertible instruments, which contain terms that protect holders from declines in the stock price (reset provisions), may not be exempt from derivative accounting treatment. As a result, embedded conversion options in convertible debt are recorded as a liability and are revalued at fair value at each reporting date. If the fair value of the note exceeds the face value of the related debt, the excess is recorded as change in fair value in operations on the issuance date.

The Company identified embedded derivatives as a Beneficial Conversion Feature of the 2020 Series A Preferred Stock, issued on November 6, 2020. This was evaluated as $5,000,000, based on the conversion terms of one share of preferred stock for 100,000,000 shares of Common Stock and the price of the Common Stock on the date of issue of $0.05 per share. This was posted to Additional Paid-in Capital and as a loss to the Statement of Operations for the year ended August 31, 2021. The one share of 2020 Series A Preferred Stock was subsequently converted into Common Stock on November 4, 2021.

NOTE 7. INCOME TAXES

The Company uses the assets and liability method of accounting for income taxes pursuant to SFAS No. 109 “Accounting for Income Taxes”. Under the assets and liability method of SFAS No. 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

In June 2006, the FASB issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes.” Specifically, the pronouncement prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken from year ended December 31, 2015 tax return onwards. The interpretation also provides guidance on the related derecognition, classification, interest and penalties, accounting for interim periods, disclosure and transition of uncertain tax positions. The Company adopted this interpretation effective on inception.

For the year ended August 31, 2021, the Company had available for US federal income tax purposes net operating loss carryovers of $29,247,001, all of which will expire by 2041.

The Company has provided a full valuation allowance against the full amount of the net operating loss benefit, since, in the opinion of management, based upon the earnings history of the Company, it is more likely than not that the benefits will not be realized.

	November 30, 2021	August 31, 2021
Statutory federal income tax rate	21.00%	21.00%
Statutory state income tax rate	0.00%	0.00%
Valuation allowance	(21.00%)	(21.00%)
Effective tax rate	0.00%	0.00%

Deferred income taxes result from temporary differences in the recognition of income and expenses for financial reporting purposes and for tax purposes. The tax effect of these temporary differences representing deferred tax assets result principally from the following:

	November 30, 2021	August 31, 2021
Deferred Tax Assets (Gross Values)
Net operating loss carry forward	$(30,439,813)	$(29,247,001)
Less valuation allowance	30,439,813	29,247,001
Net deferred tax asset	$-	$-

NOTE 8. SUBSEQUENT EVENTS

There were no events to report subsequent to November 30, 2021.

Report of Independent Registered Public Accounting Firm

To the shareholders and the board of directors of Nitches, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Nitches, Inc (the “Company”) as of August 31, 2021, and the related consolidated statements of operations, changes in shareholders’ equity and cash flows, for each of the two years in the period ended August 31, 2021, and the related notes collectively referred to as the “financial statements.

In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of August 31, 2021, and 2020, and the results of its operations and its cash flows for the year ended August 31, 2021, in conformity with U.S. generally accepted accounting principles.

Going Concern

The accompanying financial statements have been prepared assuming the company will continue as a going concern as disclosed in Note 3 to the financial statement, the Company has continuously incurred a net loss of $19,180,001 for the year ended August 31, 2021, and an accumulated deficit of $29,247,001 at August 31, 2021. The continuation of the Company as a going concern through August 31, 2021, is dependent upon improving the profitability and the continuing financial support from its stockholders. Management believes the existing shareholders or external financing will provide the additional cash to meet the Company’s obligations as they become due.

These factors raise substantial doubt about the company ability to continue as a going concern. These financial statements do not include any adjustments that might result from the outcome of the uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB. We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion

/s/ OLAYINKA OYEBOLA & CO.

OLAYINKA OYEBOLA & CO.

(Chartered Accountants)

We have served as the Company’s auditor since October 2021.

November 22nd, 2021.

Lagos Nigeria

NITCHES, INC.

Consolidated Balance Sheet

	August 31, 2021	August 31, 2020

ASSETS
Current assets
Cash	$1,354	$-
Total current assets	1,354	-

Total Assets	$1,354	$-

LIABILITIES & STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities
Accounts payable and accrued liabilities	$46,800	$7,000
Notes Payables	141,555	-
Total Liabilities	$188,355	$7,000

Stockholders’ Equity (Deficit)
Preferred stock, Series A, par value $0.001, 1 and Nil authorized and 1 and Nil issued and outstanding as of August 31, 2021 and 2020 respectively	-	-
Common stock, par value $0.001 per share, 300,000,000 and 50,000,000 authorized; 105,659,644 and 5,659,644 shares issued and outstanding as of August 31, 2021 and 2020 respectively	105,659	5,659
Additional paid-in capital	28,954,341	10,054,341
Accumulated deficit	(29,247,001)	(10,067,000)

Total Stockholders’ Equity (Deficit)	(187,001)	(7,000)

Total Liabilities And Stockholders’ Equity (Deficit)	$1,354	$-

The accompanying notes are an integral part of these consolidated financial statements.

NITCHES, INC.

Consolidated Statements of Operations

	Year Ended December 31,
	2021	2020

Revenues	$-	$-

Cost of revenues	-	-

Gross profit	-	-

Operating expenses
General and administrative	14,173,971	6,000
Beneficial Conversion Feature	5,000,000	-

Total operating expenses	19,173,971	6,000

Income (Loss) from Operations	(19,173,971)	(6,000)

Other Income/ (Expense)	(6,030)	-
Income (loss) before income tax provision	(19,180,001)	(6,000)
Income tax provision	-	-

Net Income (Loss)	$(19,180,001)	$(6,000)

Net Loss per common share - Basic and Diluted	$(0.00)	$(0.00)

Weighted average shares outstanding - Basic and Diluted	105,659,644	5,659,644

The accompanying notes are an integral part of these consolidated financial statements.

NITCHES, INC.

Consolidated Statements of Stockholders’ Deficiency

	Preferred Stock		Common Stock
	Shares	Amount	Shares	Amount	Additional Paid-in Capital	Accumulated Deficit	Total

Balance, September 1, 2019	-	$-	5,659,644	$5,659	$10,054,341	$(10,061,000)	$1,051,238

Net loss for the year 2020	-	-	-	-	-	(6,000)	(6,000)

Balance, August 31, 2020	-	$-	5,659,644	$5,659	$10,054,341	$(10,067,000)	$(7,000)

Balance, September 1, 2020	-	-	5,659,644	$5,659	$10,054,341	$(10,067,000)	$(7,000)

Net Loss for the Period	-	-	-	-	-	(19,180,001)	(19,180,001)

Preferred Stock Issued	1	-	-	-	5,000,000	-	5,000,000

Common Stock Issued	-	-	100,000,000	100,000	13,900,000	-	13,900,000

Balance, August 31, 2021	1	$-	105,659,644	$105,659	$28,954,341	$(29,247,001)	$(187,001)

The accompanying notes are an integral part of these consolidated financial statements.

NITCHES, INC.

Consolidated Statements of Cash Flow

	Year Ended December 31,
	2021	2020

Operating Activities
Net loss	$(19,180,001)	$(6,000)

Adjustments to reconcile net loss to net cash used in operating activities:
Cancelation of debt and common shares	-	-
Services paid in stock	14,000,000	-
Beneficial conversion feature	5,000,000	-
Finance cost	6,055	-
Changes in operating assets and liabilities:
Accounts payable and other current liabilities	39,800	6,000
Clients’ deposit	-	-

Net Cash (Used) by Operating Activities	(134,146)	-

Investing Activities
Acquisition of property and equipment	-	-
Disposal of Property and equipment	-	-

Net Cash Used in Investing Activities	-	-

Financing Activities
Finance cost	(6,055)	-
Proceeds from repayment of debt instruments	141,555	-

Net Cash Provided By Financing Activities	135,500	-

Net Change in Cash	1,354	-

Cash, beginning of period	-	-
Cash, end of period	$1,354	$-

Cash paid during the period for:
Interest	$-	$-
Income tax paid	$-	$-

Non-Cash Financing and Investing Activities:
Restricted common stock canceled, and proceeds contributed to capital	$-	$-
Issuance of 100,000,000 shares for officer’s compensation at par	$14,000,000	$-

The accompanying notes are an integral part of these consolidated financial statements.

NITCHES, INC.

Notes to the August 31, 2021, and 2020

Consolidated Financial Statements

Note 1 - Organization and Operations

The accompanying consolidated financial statements include Nitches, Inc. (‘NICH’ or the ‘Company’), a Nevada corporation, its wholly-owned subsidiaries and any majority controlling interests.

The Company was founded originally as a California corporation as a wholesale importer and distributor of clothing, home décor and tabletop products manufactured to our specifications and distributed in the United States under our brand labels and retailer- owned private labels. The Company moved jurisdiction to Nevada in 2008.

On November 5, 2020, International Ventures Society, LLC, a Nevada limited liability company, was appointed custodian of the Company pursuant to an Order of District Court of Clark County, Nevada. On November 6, the Company adopted amended Articles of Incorporation, which created the 2020 Series A Preferred Stock, with one share authorized. This one share effectively controls the Company by representing no less than 60% of all combined votes of Common and Preferred Stock at any time and was issued to International Ventures Society LLC on the same day.

On December 16, 2020, International Ventures Society, LLC sold the one outstanding share of 2020 Series A Preferred Stock to Accelerate Global Market Solutions, a change of control transactions that resulted in John Morgan becoming CEO.

Note 2 - Summary of Significant Accounting Policies Basis of Presentation

The accompanying financial statements have been prepared for Nitches, Inc. in accordance with accounting principles generally accepted in the United States of America (US GAAP).

In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for fair presentation of the financial statements have been included. The financial statements include acquired subsidiaries, as discussed below, and include all consolidation entries required to include those subsidiaries.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

For the Balance Sheet and Statement of Cash Flows, all highly liquid investments with maturity of three months or less are considered to be cash equivalents. The Company had no cash equivalents as of August 31, 2021 or 2020.

Income Taxes

Income taxes are provided in accordance with the FASB Accounting Standards (ASC 740), Accounting for Income Tax. A deferred tax asset or liability is recorded for all temporary differences between financial and tax reporting and net operating loss carry forwards. Any deferred tax expense (benefit) resulting from the net change during the year is shown as deferred tax assets and liabilities.

Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it was more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Basic and Diluted Net Income (Loss) Per Share

Net income (loss) per unit is calculated in accordance with Codification topic 260, “Earnings per Share” for the periods presented. Basic net loss per share is computed using the weighted average number of common shares outstanding. Diluted loss per share has not been presented because the shares of common stock equivalents have not been included in the per share calculations as such inclusion would be anti-dilutive. Diluted earnings per share is based on the assumption that all dilutive stock options, warrants and convertible debt are converted or exercised applying the treasury stock method. Under this method, options, warrants and convertible debt are assumed exercised at the beginning of the period (or at the time of issuance, if later), and as if funds obtained thereby were used to purchase shares of common stock at the average market price during the period. Options, warrants and/or convertible debt will have a dilutive effect during periods of net profit only when the average market price of the units during the period exceeds the exercise or conversion price of the items.

Stock Based Compensation

Codification topic 718 “Stock Compensation” requires that the cost resulting from all share-based transactions be recorded in the financial statements and establishes fair value as the measurement objective for share-based payment transactions with employees and acquired goods or services from non-employees. The codification also provides guidance on valuing and expensing these awards, as well as disclosure requirements of these equity arrangements. The Company adopted the codification upon creation of the Company and will expense share-based costs in the period incurred. The Company has not yet adopted a stock option plan and all share-based transactions and share based compensation has been expensed in accordance with the codification guidance.

Convertible Instruments

The Company evaluates and accounts for conversion options embedded in its convertible instruments in accordance with professional standards for “Accounting for Derivative Instruments and Hedging Activities”. Professional standards generally provide three criteria that, if met, require companies to bifurcate conversion options from their host instruments and account for them as free-standing derivative financial instruments. These three criteria include circumstances in which (a) the economic characteristics and risks of the embedded derivative instruments are not clearly and closely related to the economic characteristics and risks of the host contract, (b) the hybrid instrument that embodies both the embedded derivative instrument and the host contract is not re-measured at fair value under otherwise applicable generally accepted accounting principles with changes in fair value reported in earnings as they occur and (c) a separate instrument with the same terms as the embedded derivative instrument would be considered a derivative instrument. Professional standards also provide an exception to this rule when the host instrument is deemed to be conventional as defined under professional standards as “The Meaning of Conventional Convertible Debt Instrument”.

The Company accounts for convertible instruments when it has determined that the embedded conversion options should not be bifurcated from their host instruments in accordance with professional standards when “Accounting for Convertible Securities with Beneficial Conversion Features,” as those professional standards pertain to “Certain Convertible Instruments.” Accordingly, the Company records, when necessary, discounts to convertible notes for the intrinsic value of conversion options embedded in debt instruments based upon the differences between the fair value of the underlying shares of common stock at the commitment date of the note transaction and the effective conversion price embedded in the note. Debt discounts under these arrangements are amortized over the term of the related debt to their earliest date of redemption. The Company also records when necessary deemed dividends for the intrinsic value of conversion options embedded in preferred shares of common stock based upon the differences between the fair value of the underlying shares at the commitment date of the note transaction and the effective conversion price embedded in the note.

ASC 815-40 provides that, among other things, generally, if an event not within the entity’s control could require net cash settlement, then the contract shall be classified as an asset or a liability.

Fair Value of Financial Instruments

We adopted the guidance of ASC-820 for fair value instruments, which clarifies the definition of fair value, prescribes methods for determining fair value, and establishes a fair value hierarchy to classify the inputs used in measuring fair value, as follows:

Level 1Inputs are unadjusted quoted prices in active markets for identical assets or liabilities available at the measurement date.

Level 2Inputs are quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets and liabilities in markets that are not active, inputs other than quoted prices that are observable, and inputs derived from or corroborated by observable market data.

Level 3Inputs are unobservable inputs which reflect the reporting entity’s own assumptions on what assumptions the market participants would use in pricing the asset or liability based on the best available information.

The carrying amounts for cash, accounts receivable, accounts payable and accrued expenses, and loans payable approximate their fair value based on the short-term maturity of these instruments. We did not identify any assets or liabilities that are required to be presented on the balance sheet at fair value in accordance with the accounting guidance.

ASC 825-10 “Financial Instruments” allows entities to voluntarily choose to measure certain financial assets and liabilities at fair value (fair value option). The fair value option may be elected on an instrument-by-instrument basis and is irrevocable, unless a new election date occurs. If the fair value option is elected for an instrument, unrealized gains and losses for that instrument should be reported in earnings at each subsequent reporting date. We did not elect to apply the fair value option to any outstanding instruments.

Derivative Liabilities

Derivative financial instruments consist of convertible instruments and rights to shares of the Company’s common stock. The Company assessed that it had derivative financial instruments as of August 31, 2021, as detailed in Note 11, Derivative Liabilities.

ASC 815 generally provides three criteria that, if met, require companies to bifurcate conversion options from their host instruments and account for them as free standing derivative financial instruments. These three criteria include circumstances in which (a) the economic characteristics and risks of the embedded derivative instrument are not clearly and closely related to the economic characteristics and risks of the host contract, (b) the hybrid instrument that embodies both the embedded derivative instrument and the host contract is not re- measured at fair value under otherwise applicable generally accepted accounting principles with changes in fair value reported in earnings as they occur and (c) a separate instrument with the same terms as the embedded derivative instrument would be considered a derivative instrument subject to the requirement of ASC 815. ASC 815 also provides an exception to this rule when the host instrument is deemed to be conventional, as described.

Impact of New Accounting Standards

The Company does not expect the adoption of recently issued accounting pronouncements to have a significant impact on the Company’s results of operations, financial position, or cash flow.

Note 3 - Going Concern

The Company’s financial statements are prepared in accordance with generally accepted accounting principles applicable to a going concern. This contemplates the realization of assets and the liquidation of liabilities in the normal course of business. Realization values may be substantially different from carrying values as shown and these financial statements do not give effect to adjustments that would be necessary to the carrying values and classification of assets and liabilities should the Company be unable to continue as a going concern. Currently, the Company does not have significant cash or other material assets, nor does it have operations or a source of revenue sufficient to cover its operation costs and allow it to continue as a going concern.

The Company has a limited operating history and had a cumulative net loss from inception to August 31, 2021 of $29,247,001. The Company has a working capital deficit of $187,001 as at August 31, 2021.

These financial statements for the year ended August 31 2021 have been prepared assuming the Company will continue as a going concern, which is dependent upon the Company’s ability to generate future profits and/or obtain necessary financing to meet its obligations as they come due.

The management has committed to an aggressive growth plan for the Company. The Company’s future operations are dependent upon external funding and its ability to execute its business plan, realize sales and control expenses. Management believes that sufficient funding will be available from additional borrowings and private placements to meet its business objectives including anticipated cash needs for working capital, for a reasonable period of time. However, there can be no assurance that the Company will be able to obtain sufficient funds to continue the development of its business operation, or if obtained, upon terms favorable to the Company. F-9

Note 4 - Loans and Other Note Payable

Description	Principal Amount	Interest Rate	Date of Loan Note	Maturity Date	August 31, 2021

World Market Ventures convertible secured promissory note; conversion price of $0.00001; holder may opt to convert outstanding principal and interest immediately, at any time	$35,000	9.0%	12/28/2020	6/28/2021	$37,123

World Market Ventures convertible secured promissory note; conversion price of $0.00001;holder may opt to convert outstanding principal and interest immediately, at any time	58,000	9.0%	1/8/2021	7/8/2021	61,361

World Market Ventures convertible secured promissory note; conversion price of $0.00001;holder may opt to convert outstanding principal and interest immediately, at any time	20,000	0.0%	5/10/2021	11/20/2021	20,000

World Market Ventures convertible secured promissory note; conversion price of $0.00001;holder may opt to convert outstanding principal and interest immediately, at any time	22,500	9.0%	5/20/2021	11/20/2021	23,071

Total					$141,555

Long-term total					$-
Short-term total					$141,555

Note 5 - Capital Stock

The Company is a Nevada corporation with shares of preferred and common stock authorized and issued. As at August 31, 2021, the Company was authorized to issue preferred and common stock as detailed below.

Preferred Stock

On November 6, 2020, the Company adopted amended Articles of Incorporation, which created the 2020 Series A Preferred Stock, with one share authorized with a par value of $0.001. This one share effectively controls the Company by representing no less than 60% of all combined votes of Common and Preferred Stock at any time. This one share is also convertible into 100,000,000 shares of common stock at any time.

On November 6, 2020, in accordance with a Court Order, the Company issued the one authorized share of 2020 Series A Preferred Stock to its legally appointed Custodian, International Ventures Society, LLC.

On December 16, 2020, International Venture Society, LLC sold the one share of issued and outstanding 2020 Series A Preferred Stock to Accelerate Global Market Solutions for a total of $55,000, resulting in a change of control.

As at August 31, 2021, the Company was authorized to issue 1 share of preferred stock with $0.001 par value and had 1 shares of preferred stock issued and outstanding.

Common Stock

As at August 31, 2021, the Company was authorized to issue 300,000,000 shares of common stock with $0.001 par value. At August 31, 2019, the Company had 5,659,644 shares of common stock issued and outstanding.

On August 3, 2021 the Company issued 100,000,000 shares of Common to John Morgan, CEO Services $14,000,000, a price of $.140 per share.

As at August 31, 2021, there were 105,659,644 shares of common stock issued and outstanding.

Note 6 - Derivative Liabilities

The Company applies the provisions of ASC Topic 815-40, Contracts in Entity’s Own Equity (“ASC Topic 815-40”), under which convertible instruments, which contain terms that protect holders from declines in the stock price (reset provisions), may not be exempt from derivative accounting treatment. As a result, embedded conversion options in convertible debt are recorded as a liability and are revalued at fair value at each reporting date. If the fair value of the note exceeds the face value of the related debt, the excess is recorded as change in fair value in operations on the issuance date.

As at November 6, 2020, the Company identified an embedded derivative liability as a Beneficial Conversion Feature of the 202 0 Series A Preferred Stock. This was evaluated as $5,000,000, based on conversion of one share of preferred stock into 100,000,000 shares of Common Stock and the price of shares of common stock of $0.05, posted to Additional Paid-in Capital and as a loss to the Statement of Operations.

Note 7 - Income Taxes

The Company uses the assets and liability method of accounting for income taxes pursuant to SFAS No. 109 “Accounting for Income Taxes”. Under the assets and liability method of SFAS No. 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

In June 2006, the FASB issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes.” Specifically, the pronouncement prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken from year ended December 31, 2015 tax return onwards. The interpretation also provides guidance on the related de-recognition, classification, interest and penalties, accounting for interim periods, disclosure and transition of uncertain tax positions. The Company adopted this interpretation effective on inception.

For the year ended August 31, 2021, the Company had available for US federal income tax purposes net operating loss carryovers of$29,247,001, all of which will expire by 2040.

The Company has provided a full valuation allowance against the full amount of the net operating loss benefit, since, in the opinion of management, based upon the earnings history of the Company, it is more likely than not that the benefits will not be realized.

	August 31, 2021	August 31, 2020
Federal income tax benefit attributable to:
Statutory state income tax rate	21%	21%
Less: valuation allowance	(21%)	(21%)
Net provision for Federal income taxes	-%	-%

Deferred income taxes result from temporary differences in the recognition of income and expenses for financial reporting purposes and for tax purposes. The tax effect of these temporary differences representing deferred tax assets result principally from the following:

	August 31, 2021	August 31, 2020
Deferred tax assets attributable to:
Net operating loss carryover	$(29,247,001)	$(29,247,001)
Less: valuation allowance	29,247,001	29,247,001
Net deferred tax asset	$-	$-

At August 31, 2021, the Company had net operating loss carry forwards of approximately $29,247,001 that maybe offset against future taxable income. No tax benefit has been reported in the August 31, 2021 and 2020 financial statements since the potential tax benefit is offset by a valuation allowance of the same amount.

On December 22, 2017, the U.S. government enacted comprehensive tax legislation commonly referred to as the Tax Cut and Jobs Act (the “Tax Act”). The Tax Act establishes new tax laws that affects 2018 and future years, including a reduction in the U.S. federal corporate income tax rate to 21% effective January 1, 2018.

Due to the change in ownership provisions of the Tax Reform Act of 1986, net operating loss carry forwards for Federal income tax reporting purposes are subject to annual limitations. Should a change in ownership occur, net operating loss carry forwards may be limited as to use in future years.

ASC Topic 740 provides guidance on the accounting for uncertainty in income taxes recognized in a company’s financial statements. Topic 740 requires a company to determine whether it is more likely than not that a tax position will be sustained upon examination based upon the technical merits of the position. If the more-likely-than-not threshold is met, a company must measure the tax position to determine the amount to recognize in the financial statements.

The Company includes interest and penalties arising from the underpayment of income taxes in the statements of operations in the provision for income taxes. As of August 31, 2021, the Company had no accrued interest or penalties related to uncertain tax positions.

Note 8 - Commitments and Contingencies

As at August 31, 2021 and 2020, the Company had no commitments or contingencies

Note 9 - Subsequent Events

There were no events subsequent to the date of this report.